AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 23, 2000


                                            REGISTRATION STATEMENT NO. 333-92307

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                               AMENDMENT NO. 1 TO
                                   FORM SB-2

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                             SHOCHET HOLDING CORP.
                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

                DELAWARE                                    6211                                   59-2651232
        STATE OR JURISDICTION OF                (PRIMARY STANDARD INDUSTRIAL                    (I.R.S. EMPLOYER
     INCORPORATION OR ORGANIZATION)                CLASSIFICATION NUMBER)                     IDENTIFICATION NO.)

                            ------------------------

             2351 EAST HALLANDALE BEACH BOULEVARD                        ROGER N. GLADSTONE, CHIEF EXECUTIVE OFFICER
                  HALLANDALE, FLORIDA 33998                                 AND CHAIRMAN OF THE BOARD OF DIRECTORS
                        (954) 454-0304                                              SHOCHET HOLDING CORP.
               (ADDRESS AND TELEPHONE NUMBER OF                              2351 EAST HALLANDALE BEACH BOULEVARD
                 PRINCIPAL EXECUTIVE OFFICES)                                     HALLANDALE, FLORIDA 33998
                                                                                        (954) 454-0304
                                                                  (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                            ------------------------

                                   Copies to:


                   JOEL D. MAYERSOHN, ESQ.                                         DAVID ALAN MILLER, ESQ.
                    ANDREW LOCKWOOD, ESQ.                                           PETER M. ZIEMBA, ESQ.
                     ATLAS PEARLMAN, P.A.                                          GRAUBARD MOLLEN & MILLER
           350 EAST LAS OLAS BOULEVARD, SUITE 1700                                     600 THIRD AVENUE
                  FORT LAUDERDALE, FL 33301                                           NEW YORK, NY 10016
                  TELEPHONE: (954) 763-1200                                       TELEPHONE: (212) 818-8800
                FACSIMILE NO. (954) 766-7800                                      FACSIMILE (212) 818-8881


                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis under Rule 415 under the Securities Act of 1933, as amended, check the following box: / /

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this form is a post-effective amendment filed pursuant to Rule
462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this form is a post-effective amendment filed pursuant to Rule
462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /
                            ------------------------


                        CALCULATION OF REGISTRATION FEE


                                                                           PROPOSED
                                                                         MAXIMUM OFFERING        PROPOSED
                TITLE OF EACH CLASS                     AMOUNT TO BE       PRICE PER         MAXIMUM AGGREGATE     AMOUNT OF
           OF SECURITIES TO BE REGISTERED              REGISTERED(1)        UNIT(2)          OFFERING PRICE(2)  REGISTRATION FEE
Common Stock, $.0001 par value......................     1,150,000          $9.00(2)          $10,350,000(2)       $    2,732.40
Underwriters' Purchase Option to purchase shares of
Common Stock........................................      100,000           $.001                  $100            $   --       (3)
Common Stock, $.0001 par value issuable upon
exercise of the Underwriters' Purchase Option.......     100,000(4)         $9.90(2)           $990,000(2)         $      261.36
Total Amount Due..............................................................................................     $      598.75(5)



(1) Includes 150,000 shares of common stock that the underwriters have the option to purchase from the registrant to cover over-allotments, if any.



(2) Estimated solely for purposes of calculating the registration fee.



(3) No registration fee required pursuant to Rule 457(g).



(4) Pursuant to Rule 416, there are also being registered an indeterminate number of shares of common stock that may be issuable by reason of the anti-dilution provision of the underwriters' purchase option.



(5) $2,395.01 has been previously paid in connection with the initial filing of this registration statement.



     THE REGISTRANT WILL AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING UNDER SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any state.


                 SUBJECT TO COMPLETION DATED FEBRUARY 23, 2000


PRELIMINARY PROSPECTUS

                                    [LOGO]

                             SHOCHET HOLDING CORP.


                        1,000,000 SHARES OF COMMON STOCK


                            ------------------------


     All 1,000,000 shares of our common stock are being sold by Shochet Holding Corp. We also have given the underwriters of this offering an option to purchase an additional 150,000 shares of our common stock to cover over-allotments.


     No public market exists for our common stock. We have applied for quotation of our common stock on the Nasdaq SmallCap Market under the symbol "SHOC."

     INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 7 OF THIS PROSPECTUS.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                                  PER SHARE   TOTAL
                                                                                  ---------   -----
Public offering price...........................................................    $         $
Underwriting discounts and commissions..........................................    $         $
                                                                                    -----     -----
Proceeds to Shochet Holding Corp................................................    $         $
                                                                                    -----     -----
                                                                                    -----     -----

                            ------------------------

     We anticipate that the initial price per share will be between $7.00 and $9.00. For purposes of this prospectus, we assume an initial price per share of $8.00.

     The underwriters are offering our shares of common stock on a firm commitment basis subject to various conditions and may reject all or part of any order.

GAINES, BERLAND INC.                                    SHOCHET SECURITIES, INC.

                            ------------------------


                                                , 2000

                                [ARTWORK OMITTED]

                               TABLE OF CONTENTS


                                                                                                             PAGE
                                                                                                             ----
Summary....................................................................................................     4
Risk Factors...............................................................................................     7
Use of Proceeds............................................................................................    15
Dividend Policy............................................................................................    15
Dilution...................................................................................................    16
Capitalization.............................................................................................    17
Management's Discussion and Analysis of Financial Condition and Results of Operations......................    18
Business...................................................................................................    23
Management.................................................................................................    31
Principal Stockholders.....................................................................................    37
Certain Transactions.......................................................................................    38
Description of Securities..................................................................................    39
Shares Eligible for Future Sale............................................................................    39
Underwriting...............................................................................................    40
Legal Matters..............................................................................................    42
Experts....................................................................................................    42
Where You Can Find Additional Information..................................................................    42
Index to Financial Statements..............................................................................   F-1


                 ---------------------------------------------


       Shochet Holding Corp., referred to in this prospectus as Shochet Holding, we or us, operates a full service, discount brokerage business through its wholly-owned subsidiary, Shochet Securities, Inc., which we refer to as Shochet Securities. We were incorporated in Delaware in July 1999. Our executive offices are located at 2351 East Hallandale Beach Boulevard, Hallandale, Florida. Our telephone number is (954) 434-0307. In this prospectus we refer to our publicly traded parent company, Research Partners International, Inc., as Research Partners. We refer to our sister companies, GKN Securities Corp., as GKN Securities, EarlyBirdCapital, Inc., as EarlyBirdCapital and Research Partners International AG as Research Partners AG. We refer to prospective investors as you or the investor(s).



     Unless otherwise indicated, all information in this prospectus assumes that the underwriters will not exercise their option to purchase up to 150,000 shares of common stock to cover over-allotments and that all shares underlying options issued or issuable under our 1999 Performance Equity Plan are not exercised. All information in this prospectus also gives effect to our November 1999 corporate reorganization as a holding company, which resulted in the issuance of 1,200,000 shares of our common stock to Research Partners.

                                    SUMMARY

     You should read the entire prospectus carefully, paying particular attention to the section entitled Risk Factors.

GENERALLY ABOUT US


     We provide our customers a broad range of financial services through our subsidiary, Shochet Securities, including full service, discount brokerage services. We assign each of our customers a registered representative to supervise his or her account. In January 2000, we commenced offering online brokerage services through our website, www.shochet.com. Shochet Securities operates five branch offices, all of which are in Florida. Our revenues have been derived primarily from commissions from brokerage services. We expect to retain all earnings generated by our operations for the development and growth of our business, and do not anticipate paying any cash dividends to our stockholders in the foreseeable future.


     We provide brokerage services in equity and fixed income securities, options, annuities and mutual funds. We charge our clients commissions that are generally less than those charged by other full service firms for similar services, and pay our brokers a percentage of that commission. We employ approximately 50 brokers, who manage an aggregate of more than $870 million in assets in approximately 13,000 client accounts.


     Our online services and products presently include:



         o online order entry for equity securities;




         o charting;



         o access to portfolios.

         o real-time posting of positions; and



         o real-time and delayed quotes;



     Our online services and products will include:



         o online order entry for options, mutual funds and fixed income securities;


         o company and industry research; and

         o access to initial public offerings and private financings distributed through our sister company.

STRENGTHS

     We believe that our competitive advantage over other online brokerage firms lies with the following factors:


         o Each online customer is assigned an experienced broker to assist him or her. Unlike most other online brokers, which assign computer technicians or a general help desk to answer customers' questions, we assign one of our experienced brokers to service each account on an as-needed basis.

         o We have established ourselves in southern Florida as a quality brokerage. Unlike newer, less established online brokerages, we have operated for more than 18 years with an established customer base.

STRATEGY

     Our goal is to establish ourselves as a premier full service, discount Internet brokerage firm and to expand our presence in Florida. Our strategy includes the following elements:

         o Leverage our existing operations and experienced management team to build our online brokerage business.

         o Open cost-effective mini-offices and branch offices.

         o Broaden exposure of the Shochet brand name.

                                  THE OFFERING


Securities offered........................  1,000,000 shares of common stock.
Common stock outstanding prior to the
   offering...............................  1,200,000 shares
Common stock to be outstanding after the
   offering...............................  2,200,000 shares
Use of proceeds...........................  We intend to use the net proceeds of this offering as follows:
                                            o Advertising and promotion
                                            o Repayment of debt owed Research Partners
                                            o Branch office expansion, hiring of personnel
                                            o Technology improvements
                                            o Working capital and general corporate purposes
Proposed Nasdaq SmallCap Market Symbol....  SHOC

                             SUMMARY FINANCIAL DATA

     The information below should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the accompanying financial statements and notes included in another section of this prospectus. The As adjusted column reflects the sale of 1,000,000 shares of common stock in this offering at an assumed initial offering price of $8.00 per share, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, and the application of these proceeds, including the repayment of $1,000,000 of debt.


                         SUMMARY FINANCIAL INFORMATION


                                                     YEAR ENDED               NINE MONTHS ENDED
                                                     JANUARY 31                  OCTOBER 31
                                               -----------------------     -----------------------
                                                  1999         1998           1999         1998
                                               ----------   ----------     ----------   ----------
                                                                                 (UNAUDITED)
Statement of Operations Data:
   Revenues:
      Commissions, floor brokerage and
         clearing charges....................  $7,127,000   $5,934,000     $5,342,000   $5,157,000
      Interest...............................     601,000      584,000        601,000      434,000
   Total revenues............................   7,753,000    6,607,000      6,002,000    5,609,000
Expenses:
   Employee compensation and related
      expenses...............................   4,224,000    3,461,000      3,278,000    3,105,000
Total expenses...............................   7,653,000    6,485,000      6,151,000    5,622,000
Income (loss) from continuing operations.....      75,000       52,000       (149,000)       7,000
Loss from discontinued operations............    (402,000)          --       (495,000)    (271,000)
Net (loss) income............................  $ (327,000)  $   52,000     $ (644,000)  $ (264,000)
Basic and diluted gain (loss) earnings per
   common share:
      --from continuing operations...........  $     0.06   $     0.04     $    (0.13)  $     0.01
      --from net (loss) income...............  $    (0.27)  $     0.04     $    (0.54)  $    (0.22)
   Weighted average common shares
      outstanding--basic and diluted.........   1,200,000    1,200,000      1,200,000    1,200,000



                                                              JANUARY 31, 1999         OCTOBER 31, 1999
                                                              ----------------     -------------------------
                                                                                          (UNAUDITED)
                                                                                                 AS ADJUSTED
                                                                                                 -----------
Balance Sheet Data:
Cash and cash equivalents...................................     $  868,000        $   813,000   $ 6,493,000
Receivables from brokers and dealers........................        298,000            179,000       179,000
Goodwill, net...............................................      1,637,000          1,582,000     1,582,000
Total assets................................................      3,915,000          3,863,000     9,543,000
Total liabilities (excluding Subordinated debt).............        659,000            751,000       751,000
Subordinated debt...........................................      1,000,000          1,500,000       500,000
Total stockholders' equity..................................     $2,256,000        $ 1,612,000   $ 8,292,000

                                  RISK FACTORS

     You should consider carefully the following risks before you decide to invest in our common stock. Our business, financial condition or results of operation could be materially adversely affected by any of these risks. Any of these risks could cause the trading price of our common stock to decline, and you could lose all or part of your investment.

                         RISKS RELATING TO OUR BUSINESS

WE HAVE LITTLE HISTORY OPERATING OUR ONLINE BUSINESS UPON WHICH YOU CAN EVALUATE OUR PERFORMANCE.

      We began operating our online systems after a brief testing period. It is uncertain whether our online business will be able to perform the way we have anticipated. You should consider our prospects based on the risks, expenses and difficulties frequently encountered in the operation of a new business in a rapidly evolving industry characterized by intense competition.

WE MAY NOT BE ABLE TO OFFSET OUR ACCUMULATED DEFICIT AND WE HAVE EXPERIENCED LOSSES.



     We had an accumulated deficit of $658,000 as of October 31, 1999, most of which is a result of a nonrecurring loss due to discontinued operations. We may not realize sufficient net income in the future to offset our accumulated deficit. We lost money in fiscal 1999 and expect to lose money in fiscal 2000 and may not become profitable.



FAILURE OF OUR SYSTEMS COULD HARM OUR ABILITY TO EXECUTE TRANSACTIONS OR PROCESS ORDERS WHICH MAY RESULT IN LOSSES FOR OUR CLIENTS AND HARM OUR BUSINESS.



     Our success depends on our ability to provide efficient and uninterrupted high-quality services. Our systems and operations are vulnerable to damage or interruption from events beyond our control, such as system failures by our clearing broker, our telephone company and other third party providers. System failures or service interruptions also could be caused by a breakdown of our own internal systems, which, for example, could be caused by high levels of client use. Any significant failure of our systems could create transaction delays for our customers because we may not be able to process the resulting volume of telephone orders. Systems failures or service interruptions could result in:

         o client inability to satisfy margin obligations;

         o substantial losses for our clients;

         o loss of client accounts;

         o decreased commission revenues; or

         o harm to our reputation.

OUR INABILITY TO OBTAIN ACCURATE INFORMATION, INCLUDING REAL-TIME QUOTES, TRADE INFORMATION FROM OUR TRANSACTION EXECUTION SYSTEM AND OTHER FINANCIAL INFORMATION, COULD CAUSE SERVICE INTERRUPTIONS AND CLIENT ATTRITION AND COULD SUBJECT US TO CLAIMS BY CLIENTS OR THIRD PARTIES.


     We rely upon information suppliers to provide accurate data on a real-time basis. Failure by an information supplier to supply necessary information could cause service interruptions, harm to our reputation and loss of clients. In addition, we could be sued by clients if they download and rely upon inaccurate information from our transaction execution system. We also may be subject to claims for negligence or copyright or trademark infringement based on the nature and content of information downloaded by clients from our systems and subsequently distributed to others. We do not maintain insurance to cover most of these types of liabilities. Any liability imposed on us or costs incurred in defending claims not covered by or in excess of our insurance coverage could materially adversely affect our business, financial condition and operating results.

BECAUSE WE ARE INVOLVED IN THE SAME BUSINESS AS RESEARCH PARTNERS, CONFLICTS OF INTEREST AND COMPETITION BETWEEN US MAY ARISE AND COULD RESULT IN A LOSS OF REVENUES OR BUSINESS OPPORTUNITIES FOR US.

     Research Partners is engaged in the full service brokerage and investment banking business through its broker-dealer subsidiaries, EarlyBirdCapital, GKN Securities and Research Partners AG, as well as our company. These subsidiaries may compete for the same clients and business opportunities.


     In addition, four of our seven directors are also directors of Research Partners. There may be circumstances where Research Partners or these directors take action which could favor one subsidiary over another. Research Partners and our overlapping directors are not required to resolve any conflict in our favor. Such decisions may relate to potential acquisitions of businesses, competition, issuance or disposition of securities, election of new or additional directors and other matters. Our certificate of incorporation allows overlapping directors, officers and employees to offer a corporate opportunity to us or to Research Partners' other subsidiaries and eliminates the liability of these persons in circumstances which may arise from these conflicts.


RESEARCH PARTNERS WILL BE ABLE TO CONTROL STOCKHOLDER MATTERS, WHICH MAY LIMIT THE ABILITY OF MINORITY STOCKHOLDERS TO IMPACT OUR AFFAIRS.


     Research Partners will be able to control the outcome of all matters submitted to a vote of the holders of common stock, including the election of directors, amendments to our certificate of incorporation and approval of significant corporate transactions. Upon the conclusion of this offering, Research Partners will own 55% of our outstanding common stock. This concentration of stockholder voting power could also delay, deter or prevent a change in control that might benefit other stockholders.


FUTURE SALES OF SHARES BY RESEARCH PARTNERS COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK.


     After completion of this offering, there will be 2,200,000 shares of our common stock outstanding, of which 1,200,000 shares, or 55%, will be held by Research Partners.

Research Partners will be able to sell these shares in the public market from time to time, subject to limits on the timing, amount and method of these sales imposed by securities laws, and subject to its agreement that it will not sell any of its shares without the prior consent of Gaines, Berland Inc. until 24 months after the date of this prospectus.


     If Research Partners were to sell a large number of shares following this offering, the market price of our common stock could decline significantly which could impair our ability to raise additional capital through the sale of our equity securities. You should be aware that the possibility of these sales may, in the future, have a depressive effect on the price of the common stock in any market which may adversely affect the ability of any investor to market his shares. Our affiliate may sell its shares during a favorable movement in the market price of common stock which may have a depressive effect on its price per share. The perception in the public markets that these sales by Research Partners might occur could also adversely affect the market price of our common stock.

WE OPERATE IN A HIGHLY REGULATED INDUSTRY AND COMPLIANCE FAILURES COULD ADVERSELY AFFECT OUR BUSINESS.


     The securities industry in the United States is subject to extensive regulation. Failure to comply with applicable laws or regulations could subject us or our employees to disciplinary or other regulatory or legal actions. We could also become subject to civil lawsuits in the future based on noncompliance.



     In August 1997, while serving in managerial capacities for GKN Securities, another subsidiary of Research Partners, Roger Gladstone, our chief executive officer, and David Greenberg, our president and chief operating officer, agreed to a settlement with NASDR resolving its investigation concerning alleged excessive markups on warrants of seven companies GKN Securities underwrote and for which it was a market maker during the period from December 1993 through April 1996. Mr. Gladstone and Mr. Greenberg entered into the settlement without admitting or denying NASDR's allegations. Mr. Gladstone consented to a fine of $50,000 and a suspension from association with any NASD member firm for 30 days, and Mr. Greenberg consented to a $15,000 fine and a ten-day suspension from any supervisory position with any member of the NASD. We cannot assure you that NASDR will not, in the future, undertake additional investigations of us or any of our personnel, including management.



     In August 1999 Shochet Securities was found jointly and severally liable with respect to an arbitration claim by a former customer against Shochet Securities, a current employee and a former employee regarding unauthorized execution of transactions in the former customer's account and improper disbursements from the account during the period from June 1995 through November 1996. The former customer was awarded approximately $211,000 in compensatory and punitive damages, interest and costs. In November 1999, Shochet Securities agreed to pay $200,000 to settle the former customer's claim for attorney's fees. Research Partners paid an aggregate of $411,000 on behalf of Shochet Securities. Research Partners believes it has a claim against the former owners of Shochet Securities for indemnification of the amounts it has paid since it believes that most of the activity upon which the former customer's complaint was based occurred prior to Research Partners' acquisition of Shochet Securities. If Research Partners collects under this indemnification, it would reduce the amount Shochet Securities would be required to reimburse Research Partners.



     In January 2000, the Division of Securities and Investor Protection of the Department of Banking of the State of Florida notified us that, based on the circumstances described in the preceding paragraph, it believed that Shochet Securities, the current employee and a former member of our management, had violated provisions of the Florida Securities and Investor Protection Act. Although the Division of Securities and Investor Protection proposed a settlement to us at the same time as we were informed of its interest in this matter, we intend to explore our options to defend or otherwise resolve this matter. There can be no assurance that this matter will be resolved in a manner favorable to us.


OUR OPERATIONS WOULD BE INTERRUPTED IF THE SERVICES OF OUR CLEARING BROKER ARE TERMINATED.

     We are dependent on the operational capacity and the ability of our clearing broker, Schroder & Co., for the orderly processing of transactions. Our clearing agreement may be terminated by either party, upon 60 days' written notice. Under this agreement, Schroder processes all securities transactions for our account and the accounts of our clients. Schroder also provides billing services, extends credit and provides for control and receipt, custody and delivery of securities. Termination or material interruptions of services provided by Schroder would have a material adverse effect on our operations.

OUR CLEARING FIRM EXTENDS CREDIT TO OUR CLIENTS AND WE ARE LIABLE IF OUR CLIENTS DO
NOT PAY.

     We permit our clients to purchase securities on a margin basis or sell securities short, which means that our clearing firm extends credit to the client secured by cash and securities in the clients' account. During periods of volatile markets the value of the collateral held by Schroder could fall below the amount borrowed by the client. If margin requirements are not sufficient to cover losses and Schroder sells or buys securities at prevailing market prices, it may incur losses to satisfy client obligations. We have agreed to indemnify Schroder for losses it incurs while extending credit to our clients. As of November 30, 1999, we had approximately $38 million in credit extended to our clients through Schroder.

INEFFECTIVE RISK MANAGEMENT METHODS COULD HARM OUR BUSINESS.

     Our policies and procedures to identify, monitor and manage our risks may not be fully effective. Some of our methods to manage risk are based on historical market behavior and cannot necessarily accurately predict future risk exposure, which could be greater than the historical measures and correlations indicate.

EMPLOYEE MISCONDUCT IS DIFFICULT TO DETECT AND COULD HARM OUR BUSINESS.

     We run the risk that employee misconduct could occur, including binding us to transactions that exceed authorized limits or present unacceptable risks, or hiding unauthorized or unsuccessful activities. This type of misconduct could result in unknown and undamaged losses. Employee misconduct could also involve the improper use of confidential information, which could result in regulatory sanctions and harm to our reputation. We may not be able to detect, deter or prevent any of these types of employee misconduct.



LOSSES DUE TO CUSTOMER FRAUD COULD HAVE AN ADVERSE EFFECT ON OUR BUSINESS.


     We are exposed to potential losses resulting from fraud and other misconduct by customers, such as fraudulent Internet trading (including access to legitimate customer accounts, or the use of a false identity to open an account) or the use of forged or counterfeit checks for payment. These types of fraud may be difficult to prevent or detect. We may not be able to recover the losses caused by these activities. Any of these losses could have a material adverse effect on our business, financial condition and operating results.


FAILURE TO COMPLY WITH NET CAPITAL REQUIREMENTS COULD RESULT IN TERMINATION OF OUR BUSINESS.


     Securities broker-dealers are subject to stringent rules with respect to the maintenance of specific levels of net capital. Net capital is the net worth (assets minus liabilities) less deductions for some types of assets. If we fail to maintain required net capital levels, we may be subject to suspension or revocation of our license, which could ultimately lead to our liquidation. If the net capital rules are changed or expanded, or if we incur an unusually large charge against net capital, we might be required to limit or discontinue those portions of our business that require the intensive use of capital. Our ability to withdraw capital is restricted, which could limit our ability to pay dividends, repay debt and redeem or purchase shares of our outstanding stock, if necessary. A large operating loss or charge against net capital could adversely affect our ability to expand or even maintain our present levels of business.


THE LOSS OF ROGER GLADSTONE OR DAVID GREENBERG COULD ADVERSELY AFFECT OUR BUSINESS.

     Our continued success will depend to a large extent on the efforts and abilities of Roger Gladstone, our chief executive officer and chairman of the board and David Greenberg, our president, chief operating officer and director. Each of these executives has an employment agreement which expires one year from the date of this prospectus, and neither of them is obligated to remain employed by us after the expiration of his agreement. We have no key man insurance on either of Gladstone or Mr. Greenberg. The loss of either of these executives could have a material adverse effect on our business.


MARKET DOWNTURNS COULD HARM OUR BUSINESS.

     Any long-term stock market decline could result in reduced trading volume and, consequently, reduced commission revenues. This would cause our business, financial condition and operating results to be adversely affected because our overhead expenses remain relatively fixed.

                RISKS RELATING TO THE ONLINE BROKERAGE INDUSTRY

THE EVOLVING NATURE OF THE ONLINE BROKERAGE INDUSTRY MAKES DEMAND FOR OUR SERVICES UNCERTAIN.

     Demand for online brokerage services is uncertain due to its relatively short history, rapid technological changes, evolving industry standards, frequent new service and product announcements, introductions and enhancements. Customers of traditional full commission brokerage firms or discount brokers may be slow to convert to Internet brokerage services for a variety of reasons, including security and privacy concerns. If the market for online brokerage services does not develop as we expect, our business, financial condition and operating results could be materially adversely affected.

IF THE INTERNET DOES NOT BECOME A VIABLE COMMERCIAL MARKETPLACE, OUR EFFORTS TO EXPAND INTO THE ONLINE BROKERAGE BUSINESS COULD BE HINDERED.

     The use of the Internet could be adversely affected by delays in the development or adoption of new standards and protocols to handle increased levels of activity or by increased governmental regulation. Critical issues concerning the commercial use of the Internet, including security, reliability, cost, ease of use, accessibility and quality of service remain unresolved. These issues may hinder the growth of Internet use or the attractiveness of commerce and communications on the Internet and, therefore impede our ability to grow.

RAPID TECHNOLOGICAL CHANGE COULD CAUSE OUR ONLINE BROKERAGE SYSTEM TO BECOME LESS ATTRACTIVE TO POTENTIAL AND CURRENT CLIENTS.

     Online stock trading is characterized by:

         o rapidly changing technology;

         o changing client requirements;

         o frequent introduction of new services and transaction execution systems; and

         o enhancements and evolving industry standards in computer hardware, operating systems, database technology and information delivery systems.


     Our inability to respond to any of these changes may cause our online brokerage systems to become less attractive, compared to those of our competitors, to potential and current clients. Our business, financial condition and operating results may be adversely affected if we are unable to anticipate or respond quickly to any of these or similar developments.



NEW LAWS REGARDING THE INTERNET MAY BE PASSED, WHICH COULD HINDER OUR ABILITY TO DELIVER OUR ONLINE SERVICES, WHICH COULD ADVERSELY AFFECT OUR BUSINESS.


     The legal and regulatory environment that pertains to the Internet is uncertain and is changing rapidly. New laws and regulations, including securities laws and regulations, could be difficult to comply with and could increase our costs of doing business and prevent us from delivering our products and services over the Internet, which could adversely affect our customer base and our revenue. In addition to new regulations being adopted, existing laws may be applied to the Internet. New and existing laws may cover issues that include:

         o sales and other taxes;

         o access charges;

         o user privacy;

         o characteristics and quality of products and services; and

         o other claims based on the nature and content of Internet materials.

INTENSE COMPETITION FROM EXISTING AND NEW ENTITIES MAY ADVERSELY AFFECT OUR REVENUES AND PROFITABILITY.


     The securities industry in general, and particularly the online brokerage service segment of the industry, are rapidly evolving, intensely competitive and have few barriers to entry. We expect competition to intensify in the future. Many of our competitors have significantly greater financial, technical, marketing and other resources and offer a wider range of services and financial products and have greater name recognition and a larger client base. Some of our competitors operate branch offices and online brokerage businesses. These competitors may be able to adapt more quickly to new or changing opportunities, technologies and client requirements and may be able to undertake more extensive promotional activities, offer more attractive terms to clients and adopt more aggressive pricing policies. We may not be able to compete effectively with current or future competitors.


OUR EXPOSURE TO POTENTIAL SECURITIES LITIGATION COULD ADVERSELY AFFECT OUR BUSINESS.

     Many aspects of the securities brokerage business, including online trading services, involve substantial risks of liability in connection with the distribution of securities and claims by dissatisfied customers for fraud, unauthorized trading, churning, mismanagement and breach of fiduciary duty. There has been an increasing incidence of litigation involving the securities brokerage industry, including class action and other suits that generally seek substantial damages, including in some cases punitive damages. From time to time, we are involved in lawsuits and arbitrations. This type of litigation could have a material adverse effect on our business, financial condition and operating results.

                        RISKS RELATING TO THIS OFFERING


WE WILL USE 15% OF THE PROCEEDS OF THIS OFFERING TO REPAY DEBT TO RESEARCH PARTNERS AND HAVE BROAD DISCRETION REGARDING THE APPLICATION OF ALL OF THE PROCEEDS.



     We have allocated approximately $1,000,000, or 15%, of the estimated net proceeds of this offering to repay debt owed to Research Partners and will not have these funds for future operations. You may not agree with our application of any of the proceeds, over which we will have broad discretion.

THERE HAS BEEN NO PRIOR MARKET FOR OUR COMMON STOCK AND THE MARKET PRICE OF THE SHARES MAY FLUCTUATE.

     There has been no market for our common stock prior to this offering. The price of our common stock after the offering may fluctuate widely and may trade at prices significantly below its initial public offering price. We cannot guarantee that a trading market for our common stock will develop or, if a market does develop, the depth of the trading market for the common stock or the prices at which the common stock will trade.

WE COULD HINDER OR PREVENT A CHANGE IN CONTROL BY ISSUING PREFERRED STOCK.

     Our certificate of incorporation authorizes the issuance of "blank check" preferred stock by our board of directors. If issued, the preferred stock could adversely affect the voting power or other rights of our stockholders or be used, to discourage, delay or prevent a change in control, which could have the effect of discouraging bids for us and prevent stockholders from receiving maximum value for their shares. Although we have no present intention to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.


INVESTORS IN THIS OFFERING WILL INCUR SUBSTANTIAL IMMEDIATE DILUTION.



     The public offering price of our common stock is substantially higher than the net tangible book value per share of our common stock immediately after this offering. Therefore, if you purchase our common stock in this offering, you will incur immediate dilution of approximately $4.97 per share or 62% per share from the price you will pay in the offering.


                           FORWARD-LOOKING STATEMENTS

     Some of the statements contained in this prospectus are forward-looking and may involve a number of risks and uncertainties. Those statements are subject to known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from those contemplated by the statements. We caution you that these forward-looking statements are only predictions. We cannot assure you that the future results predicted, whether expressed or implied, will be achieved. The forward-looking statements are based on current expectations, and we are not obligated to update this information.

                                USE OF PROCEEDS


     We estimate that we will receive proceeds from the sale of our common stock in this offering of approximately $6,680,000, or approximately $7,736,000 if the underwriters exercise their over-allotment option in full, after deducting underwriting discounts and commissions and other expenses payable by us estimated at $1,320,000, or approximately $1,464,000 if the underwriters exercise their over-allotment option in full. We intend to use the proceeds approximately as follows:



                                                                                       PERCENT OF
                              APPLICATION                                   AMOUNT     NET PROCEEDS
------------------------------------------------------------------------  ----------   ------------
Advertising and promotion...............................................  $3,000,000          45%
Repayment of debt owed Research Partners................................   1,000,000          15
Branch office expansion, hiring of personnel............................     700,000          10
Technology improvements.................................................     700,000          10
Working capital and general corporate purposes..........................   1,280,000          20
                                                                          ----------      ------
   Total................................................................  $6,680,000         100%
                                                                          ----------      ------
                                                                          ----------      ------



     We intend to focus our advertising and promotional efforts on radio, television and newspaper campaigns. In addition, we plan to sponsor seminars and educational programs on topics such as estate planning and tax savings workshops. We will advertise our business on our website and will seek ventures with other synergistic businesses with a presence on the Internet to provide links to our site. We estimate that we will need to hire at least four additional personnel to accomplish the above.



     Technological upgrades will include additional software and programming for our website and additional leasing and purchasing of hardware, which may include servers, workstations, networking equipment and telecommunications equipment.



     Proceeds not immediately required for the purposes described above will be invested principally in United States government securities, short-term certificates of deposit, money market funds or other short-term interest-bearing investments. We will use a portion of the proceeds from this offering to retire $1,000,000 of the $1,500,000 of subordinated debt owed by us to Research Partners, all of which was provided to us by Research Partners to satisfy our net capital requirements. The note being repaid was issued when Research Partners purchased Shochet Securities; it bears an annual interest rate of 12% and must be repaid by May 31, 2000. The remaining $500,000 was issued in August 1999; it bears an annual interest rate of 8% and must be repaid by August 31, 2001. Based upon our current business plan, we believe that the funds generated by this offering will be sufficient to fund our capital requirements for at least 24 months from the date of this prospectus. Any funds realized from the underwriters' exercise of their over-allotment option will be used for working capital.


                                DIVIDEND POLICY

     We expect to retain all earnings generated by our operations for the development and growth of our business, and do not anticipate paying any cash dividends to our stockholders in the foreseeable future. The payment of future dividends on the common stock and the rate of such dividends, if any, will be determined by our board of directors in light of our earnings, financial condition, capital requirements and other factors. Our ability to pay dividends in the future may also be restricted by Shochet Securities' obligations to comply with the net capital requirements imposed on broker-dealers by the SEC and the NASD.

                                    DILUTION


     At October 31, 1999, after giving effect to our reorganization into a holding company structure in November 1999, we had a pro forma net tangible book value of ($22,000) or ($0.02) per share of common stock. Net tangible book value is equal to total tangible assets minus total liabilities. Our net tangible book value per share is calculated by dividing our net tangible book value by 1,200,000, the total number of shares of common stock outstanding.



     At October 31, 1999, after giving pro forma effect to the sale of 1,000,000 shares of common stock in this offering at an assumed initial public offering price of $8.00 per share and the receipt by us of the net proceeds from this offering, our pro forma net tangible book value at October 31, 1999 would have been approximately $6.7 million, or approximately $3.03 per share of common stock. The dilution is $4.97 per share, or approximately 62%, less than the price you are paying per share in this offering. The following table illustrates this dilution:



Assumed public offering price per share.............................................         $8.00
                                                                                             -----
      Net tangible book value per share of common stock as of
         October 31, 1999...........................................................         (0.02)
      Increase per share attributable to sale of common stock in
         this offering..............................................................          3.05
                                                                                             -----
Pro forma net tangible book value per share of common stock
   after this offering..............................................................          3.03
                                                                                             -----
Dilution per share of common stock to investors in this offering....................         $4.97
                                                                                             -----
                                                                                             -----

                                 CAPITALIZATION



      The following table sets forth our capitalization. The Actual column shows our capitalization as of October 31, 1999 after giving effect to our reorganization into a holding company structure in November 1999. The Pro forma column shows our capitalization on October 31, 1999, on a pro forma basis adjusted to reflect our reorganization, the issuance of 1,000,000 shares of common stock in this offering at an assumed public offering price of $8.00 per share and the repayment of $1,000,000 of debt.




                                                                                      OCTOBER 31, 1999
                                                                                   -----------------------
                                                                                     ACTUAL     PRO FORMA
                                                                                   ----------   ----------
Long term borrowings:
   Subordinated debt.............................................................  $1,500,000   $  500,000
                                                                                   ----------   ----------
Stockholders' equity:
   Preferred stock, $.0001 par value; 1,000,000 shares authorized; no shares
     outstanding.................................................................          --           --
   Common stock, $.0001 par value; 15,000,000 shares authorized; 1,200,000 shares issued and outstanding (actual); 2,200,000 shares issued and outstanding
     (pro forma).................................................................          --           --
   Additional paid-in capital....................................................   2,270,000    8,950,000
   Accumulated deficit...........................................................    (658,000)    (658,000)
                                                                                   ----------   ----------
      Total stockholders' equity.................................................   1,612,000    8,292,000
                                                                                   ----------   ----------
      Total capitalization.......................................................  $3,112,000   $8,792,000
                                                                                   ----------   ----------
                                                                                   ----------   ----------

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS



     The following analysis of the consolidated results of operations and financial condition of us and Shochet Securities should be read in conjunction with our consolidated financial statements included elsewhere in this prospectus.



BUSINESS ENVIRONMENT



     Our primary business activity, full service discount brokerage, is subject to general economic and market conditions and the volatility of trading markets. The nine-month period ended October 31, 1999 was characterized by favorable market conditions, which represented a recovery from the negative effects caused by volatile market conditions which characterized most of fiscal 1999.



     Our focus is to develop our presence as an Internet brokerage firm and continue to develop our physical presence as a premier discount broker in Florida. This focus led us to discontinue the on-site day trading segment of our business in July 1999 which had proven unprofitable. The results of operations of the on-site day trading has been separately disclosed in the statement of operations as discontinued operations.



     The results of operations for the nine-month period ended October 31, 1999 are not necessarily indicative of the expected results for the entire fiscal year.



RESULTS OF OPERATIONS



NINE MONTHS ENDED OCTOBER 31, 1999 VS. SIX MONTHS ENDED OCTOBER 31, 1998



     Net loss for the nine months ended October 31, 1999 was $644,000, as compared to $264,000 for the nine months ended October 31, 1998. Loss from continuing operations for the nine months ended October 31, 1999 was $149,000, as compared to income of $7,000 for the same period in fiscal 1999. Basic and diluted loss per share of common stock was $0.54 for the first nine months of fiscal 2000, compared to $0.22 for the comparable period of fiscal 1999. Basic and diluted loss from continuing operations per common share was $0.13 for the nine-month period in fiscal 2000, as compared to earnings of $0.01 per common share for the same period in fiscal 1999.



REVENUES



     Total revenues increased by 7% to $6,002,000 for the first nine months of fiscal 2000, as a result of increases in all revenue categories.



     Commission revenues increased by 4%, or $185,000, in the first nine months of fiscal 2000. This was due to a 33% increase in trade volume, partially offset by a 22% decrease in average commissions per ticket.



     Interest revenues increased 38%, or $167,000, in fiscal 2000 as a result of increased interest on customer balances held at our clearing firm.

     Other revenues increased 228%, or $41,000 primarily due to the collection of inactive account fees in fiscal 2000 and increased order flow income in fiscal 2000 as compared with fiscal 1999.



EXPENSES



     Total expenses for the first nine months in fiscal 2000 were $6,151,000, a 9% increase from $5,622,000 for the same period in fiscal 1999. The increase is attributable to increases in all expense categories, except for a decrease in business development expenses.



     Compensation and benefits expense increased 6% or $173,000. The majority of these expenses are variable because commissions to brokers are paid as a percentage of commission revenues generated. The increase is consistent with the increase in commission revenue for the same period.



     Brokerage, clearing and exchange fees increased 8%, or $63,000. This increase is consistent with our increase in trade volume.



     Occupancy and equipment expense increased 5%, or $29,000, primarily due to costs associated with technological improvements in other branches.



     Communications expenses remained consistent between fiscal 1999 and fiscal 2000.



     Management fee expense of $171,000 was consistent with the same period in the prior year. We pay GKN Securities a management fee for services rendered to us in connection with its provision of accounting, legal, compliance and executive management services.



     Business development expenses decreased by 22%, or $19,000, due to decreased promotional activities in continuing business lines.



     Professional fees increased 26%, or $18,000, primarily due to consulting services in connection with technological and structural improvements throughout several branch offices.



     Other expenses increased 76%, or $267,000 primarily due to a reserve for contingencies recorded in the third quarter of fiscal 2000 related to an arbitration claim by a former customer against Shochet Securities.



INCOME TAXES



     For the nine months ended October 31, 1999, we incurred no income tax expenses, due to our net operating loss for the year to date. Additionally, we have recognized a valuation reserve for the recognition of future deferred tax benefits of $206,000 for the nine months ended October 31, 1999. The tax benefit recognized for the nine months ended October 31, 1998 resulted primarily from the loss from discontinued operations, partially offset by the gain from continuing operations.



DISCONTINUED OPERATIONS



     On July 31, 1999, management discontinued the operations of the on-site day trading segment of our business. Losses from the discontinuation of this segment were estimated and recorded at this date and are included in loss from discontinued operations for the nine months ended October 31, 1999 of $495,000, which compares with losses of $271,000 for the nine months ended October 31, 1998. All equipment and contracts utilized by this segment are being renegotiated to be used by other branches of our company, so that management does not expect the costs of disposal to generate additional losses.



YEAR ENDED JANUARY 31, 1999 VS. YEAR ENDED JANUARY 31, 1998



     Net loss for the year ended January 31, 1999 was $327,000 as compared with a net gain of $52,000 for the year ended January 31, 1998. Income from continuing operations for the year ended January 31, 1999 was $75,000 as compared to $52,000 for the same period in fiscal 1998. Basic and diluted loss per share of common stock was $0.27 for fiscal 1999 as compared to a gain of $0.04 per share for fiscal 1998. Basic and diluted earnings from continuing operations per common share was $0.06 for fiscal 1999 as compared to $0.04 per common share for fiscal 1998.



REVENUES



     Total revenues increased by 17% to $7,753,000 for fiscal 1999 as a result of increases in commission and interest revenue, partially offset by a decrease in other revenues.



     Commission revenues increased by 20%, or $1,193,000, in fiscal 1999 over the prior year. This was due to increased trade volume, partially offset by a decrease in average commissions per ticket as a result of the competitive impact of online brokers.



     Interest revenues increased 3%, or $17,000, in fiscal 1999 as a result of increased interest on customer balances held at our clearing firm.



     Other revenues decreased 72%, or $64,000, primarily due to lower trading gains and reduced order flow in fiscal 1999 as compared to fiscal 1998.



EXPENSES



     Total expenses for fiscal 1999 were $7,653,000, an 18% increase from fiscal 1998. The increase is attributable to increases in all expense categories as discussed in detail below, with the exception of a decrease in business development expenses.



     Compensation and benefits expense increased 22%, or $763,000. The majority of these expenses are variable because commissions to brokers are paid as a percentage of commission revenues generated. The increase is consistent with the increase in commission revenue for the same period.



     Brokerage, clearing and exchange fees increased 5%, or $57,000. This increase is consistent with our increase in trade volume.



     Occupancy and equipment expense increased 20% or $120,000 primarily due to the opening of a new branch office in Delray Beach.



     Communications expenses increased 23%, or $124,000. This increase is consistent with our increase in trade volume.

     Management fee expense incurred in connection with accounting, legal, compliance and executive management services provided by GKN Securities of $228,000 was comparable with the same period in the prior year.



     Business development expenses decreased by 2%, or $2,000, due to decreased promotional activities in continuing business lines.



     Professional fees increased 38%, or $26,000, primarily due to the opening of a new branch office in Delray Beach and additional use of computer system consultants.



     Other expenses increased 19%, or $80,000, primarily due to the opening of a new branch office in Delray Beach and the costs of maintaining the other branches.



INCOME TAXES



     For the year ended January 31, 1999, we recognized a total tax benefit of $107,000, primarily resulting from the loss from discontinued operations, partially offset by the gain from continuing operations and recognition of a valuation reserve for the recognition of future deferred tax benefits of $10,000. This compares to a $70,000 expense in the prior year as a result of the gain from operations.



WEIGHTED AVERAGE COMMON SHARES OUTSTANDING



     The average number of common shares outstanding used in the computation of basic and diluted loss per common share was 1,200,000 for each of the fiscal periods presented.



LIQUIDITY AND CAPITAL RESOURCES



     Approximately 33% of our assets at October 31, 1999 were highly liquid, consisting primarily of cash and cash equivalents, securities inventories and receivables from other broker-dealers, all of which fluctuate depending upon the levels of customer business and trading activity. Receivables from broker-dealers, which are primarily from our clearing broker, turn over rapidly. As a securities dealer, we may carry significant levels of securities inventories to meet customer needs. Our inventory of securities is readily marketable; however, holding large blocks of the same security may limit liquidity and prevent realization of full market value for the securities. The total assets or the individual components of total assets may vary significantly from period to period because of changes relating to customer demand and economic and market conditions.



     Our brokerage subsidiary, Shochet Securities, is subject to the net capital rules of the NASD and the SEC. Therefore, we and Shochet Securities are subject to restrictions on the use of capital and related liquidity. In August 1999, Research Partners contributed $500,000 of additional regulatory capital in the form of subordinated debt. Shochet Securities' net capital position as of October 31, 1999, was $496,000, which was $396,000 in excess of its net capital requirements.



     We continually review our overall capital and funding needs to ensure that our capital base can support the estimated needs of our business. Our review takes into account business needs as well as regulatory capital requirements of our subsidiary. Based upon these reviews, we believe that the funds generated by this offering will be sufficent to fund our capital requirements for at least 24 months from the date of this prospectus. We will use a portion of the proceeds from this offering to repay $1,000,000 of subordinated debt owed Research Partners. We will also use a portion of these proceeds to fund our expansion into the online brokerage business.


OTHER MATTERS

YEAR 2000 COMPUTER ISSUE


     We initiated a firm-wide program to address the Year 2000 computer issue in order to prepare our computer systems and applications to accurately process dates after December 31, 1999. This program consisted of a series of steps to identify all critical and non-critical systems, determine Year 2000 compliance through inquiries and testing and to change non-compliant systems. In addition, we contacted all of our vendors regarding this issue, and received assurances from all of them that they did not anticipate any Year 2000 problems. Our program was substantially in place as of December 1, 1999, and, to our knowledge, has prevented any problems associated with the Year 2000 computer issue. Our entire program cost less than $200,000. We do not foresee the occurrence of any Year 2000 problems in the future.



LEGAL PROCEEDINGS



     In the ordinary course of business, we and our principals are, and may become a party to, legal or regulatory proceedings or arbitrations.



     In August 1999 Shochet Securities was found jointly and severally liable with respect to an arbitration claim by a former customer against Shochet Securities, a current employee and a former employee regarding unauthorized execution of transactions in the former customer's account and improper disbursements from the account during the period from June 1995 through November 1996. The former customer was awarded approximately $211,000 in compensatory and punitive damages, interest and costs. In November 1999, Shochet Securities agreed to pay $200,000 to settle the former customer's claim for attorney's fees. Research Partners paid an aggregate of $411,000 on behalf of Shochet Securities. Research Partners believes it has a claim against the former owners of Shochet Securities for indemnification of the amounts it has paid since it believes that most of the activity upon which the former customer's complaint was based occurred prior to Research Partners' acquisition of Shochet Securities. If Research Partners collects under this indemnification, it would reduce the amount Shochet Securities would be required to reimburse Research Partners.

                                    BUSINESS

INTRODUCTION


     We provide a range of financial services through our wholly-owned operating subsidiary, Shochet Securities, including full service discount brokerage and online brokerage services. We provide our clients traditional brokerage services in equities and fixed income securities options, annuities and mutual funds. Shochet Securities operates five branch offices, all of which are in Florida:
Hallandale, Miami Beach, South Miami, Tamarac and Delray Beach. Our revenues have been derived primarily from commissions from brokerage services.



     We incorporated in Delaware in July 1999, and we acquired all of the outstanding shares of Shochet Securities from Research Partners in November 1999 in exchange for 1,200,000 newly-issued shares of our common stock. Research Partners had acquired all of the oustanding common stock of Shochet Securities in November 1995. Shochet Securities is our operating broker-dealer subsidiary and was incorporated in Florida in February 1980, and is a member of the NASD. Research Partners was incorporated in Delaware in 1987 and has been publicly traded since 1996. Research Partners is currently our sole stockholder and upon the completion of this offering, it will own 55% of our outstanding common stock.


STRATEGY


     We intend to establish ourselves as a premier Internet brokerage firm and continue to develop our presence as a discount broker in Florida. We believe that our advantage over other online brokers lies with our securities brokerage industry experience embodied by our employees. Our strategy includes the following elements:



         o Leverage our existing operations capabilities and experienced management team to build our online brokerage business. We believe that our account representatives and our longevity in the brokerage industry have contributed to our reputation as a quality brokerage firm. Our expertise derives from over 18 years of operation and will provide the backbone of our online brokerage services business.



         o Emphasize the role of the broker in our online service offerings. Each of our online customers is assigned a broker to service his or her account. The customer will decide how active a role the broker plays in the customer's investment decisions. The customer may trade online without assistance or may call upon the broker for investment advice and execute trades through the broker. Our online services complement the services provided by our brokers and appeal to those clients who may feel that their needs are not met by large online-only brokerage firms.


         o Open branch offices and mini-offices. We intend to open new branch offices to expand our presence into areas of Florida where currently we are not represented. We plan to increase our visibility further by opening mini-offices: smaller satellite office located in highly trafficked areas, each within a short drive of a branch office, staffed by two to four brokers.

INDUSTRY OVERVIEW

     The securities brokerage industry has recently undergone a period of significant change, led by electronic and online commerce. Internet and online services have created new methods of conducting business for organizations and individuals that have traditionally conducted business in person, through the mail or over the telephone. Consumers have shown a growing desire to transact various types of business electronically, such as bill payment and trading securities. Online commerce has enabled individuals to execute these transactions faster, less expensively and more conveniently than could be conducted previously.

     Prior to the 1975 passage of a law that deregulated brokerage commissions, an individual investor could access the financial markets only through a full-commission broker. The deregulation of brokerage commissions led to the emergence of the discount brokerage firms, which gave rise to the electronic brokerage firms. Electronic brokerage services permit investors to reduce further brokerage costs and expand clients' access to information. As investors obtain more access to investment information, we believe they will desire greater control over their financial decisions and seek alternative ways to invest more conveniently and cost-effectively. We believe that this trend has created a growing opportunity to provide online trading services that are easy to use, cost-effective and secure.

     In recent years, there has been substantial growth in the ownership of equity and fixed income securities worldwide. According to the Investment Company Institute, total financial assets of U.S. households were $14.0 trillion at the end of 1995, and are expected to grow to over $22.5 trillion by the year 2000. These assets are invested in, among other things, more than 8,500 publicly traded companies in the United States, including more than 2,900 companies that have completed initial public offerings in the last five years, and thousands more internationally. The growth in financial assets has resulted from a number of factors, including an increase in the number of mutual funds and increased cash flows into those mutual funds, households allocating more of their assets to equity investments, sustained high returns in the equity markets over a number of years, and lower trading costs as a result of regulatory changes and improved technologies.

     The online brokerage services segment of the brokerage industry has undergone rapid growth and is expected to continue to grow significantly. Piper Jaffray estimates that at June 30, 1999, there were 9.7 million online accounts, compared to 3.7 million in 1997 and 7.3 million in 1998. Piper Jaffray also reported a daily average of 547,500 online trades during the three months ended June 30, 1999. Earlier this year, CS First Boston estimated that online trades account for almost one in every six stock market trades. Forrester Research predicts that by 2003, 9.7 million households in the United States will hold greater than $3 trillion in 20.4 million accounts, compared to $415 billion in 1998, an increase of more than 700%.

TRADITIONAL PRODUCT LINES

   EQUITIES

     We offer access to all United States equities and to equities in most foreign markets. We do not make markets in equity securities and do not maintain any inventory positions of equities for customers to purchase, except that we take principal positions on a case-by-case basis only to facilitate customer transactions. Equity executions are automatically routed to a third party market maker, wholesale trader or an electronic clearing network to achieve the best execution for our customers.

   FIXED INCOME

     We maintain a trading desk to locate, buy and sell fixed income securities, such as municipal bonds, corporate bonds, government securities, notes and other fixed income products. We maintain inventories in fixed income securities on a case-by-case basis only to facilitate customer transactions.

   RESEARCH SERVICES


     We provide our customers with research conducted by several third party sources including Ryan, Beck & Co. Southeast Research Group, EarlyBirdCapital and our clearing firm, Schroder. We make this research available in our branches, enclose it in customer statements and provide it on our website.


   MUTUAL FUNDS

     We sell and market mutual funds to our customers from numerous mutual fund providers. Our customers have access to over 4,000 mutual funds through Schroder.

   INSURANCE PRODUCTS

     Our insurance division markets a range of fixed and variable annuities, universal life insurance, term life insurance, long term health care insurance and other insurance products. We expect to increase our marketing efforts of these and related products.

OTHER PRODUCTS AND SERVICES

     We offer additional investment products, such as retirement accounts, check writing, cash management accounts, debit cards and other products.

   ONLINE BROKERAGE SERVICES


     Our online brokerage services enable customers to:

         o enter orders to sell or buy equities;

         o review the securities positions in their portfolios with real-time posting of positions;

         o determine their buying power and margin balances (if applicable);

         o obtain real-time and delayed stock quotes.

     Our website offers earnings reports, stock performance, charting and screening capabilities, company news and other research.


INVESTMENT BANKING

     We intend to expand our full-service operations to include investment banking. We have recently received approval to co-manage or participate as a selling group member in public offerings. Our customers will have the ability to participate in corporate finance transactions, including initial public offerings and private placements of other companies, distributed through our sister company, EarlyBirdCapital. This product line will provide an additional source of revenue for us.

MARKETING AND ADVERTISING


     Historically, our marketing efforts have been limited to advertisements in local news publications and local radio. We intend to build brand awareness, attract new customers and sell our existing customers additional products and services by marketing our online brokerage services through advertisements appearing in various online sites, in a broader variety of newspapers and magazines, on the radio and through inserts appearing in monthly customer statements. To date, these efforts have been limited. In addition, we plan to sponsor seminars and educational programs on topics such as estate planning and tax savings workshops.


CLEARING ARRANGEMENTS

     We do not hold any funds or securities of our clients nor do we directly execute and process either our own or our clients' securities transactions. We currently carry our customer accounts and clear our customer orders through Schroder. Each account carried by Schroder is covered by the Securities Investors Protection Corporation, or SIPC, which provides each client insurance for an aggregate of $500,000 in assets, which includes a maximum of $100,000 in cash or cash equivalents. Each account carries an additional $99.5 million in coverage, which coverage is provided by an outside insurance company.

     Our agreement with Schroder provides that it process all securities transactions for our account and the accounts of our clients for a fee. Services include billing and credit control and receipt, custody and delivery of securities, for which we pay a per ticket charge. We have agreed to indemnify and hold Schroder harmless from certain liabilities or claims, including claims arising from the transactions of its clients, which could be material in amount. Our clearing agreement may be terminated by either party upon 60 days' written notice. We depend on the operational capacity and the ability of Schroder for the orderly processing of transactions.

     Clients' securities transactions are effected on either a cash or margin basis. In connection with margin transactions, credit is extended to a client, collateralized by securities and cash in the client's account, for a portion of the purchase price. The client is charged for margin financing at interest rates based on the brokers' call rate plus an additional amount. The brokers' call rate is the prevailing interest rate charged by banks on secured loans to broker-dealers.

     Margin lending is subject to the margin rules of the board of governors of the Federal Reserve system. Margin lending subjects us to the risk of a market decline that would reduce the value of our collateral below the clients' indebtedness before the collateral can be sold. In conformance to industry standards, during a market downturn we require each client to deposit additional securities or cash in the margin account to ensure that the amount of the loan does not exceed a set percentage (on a sliding scale from 50% to 65%, generally) of the market value of securities in the account. Margin interest we derive is shared on a sliding scale basis with Schroder.

ACCOUNT SECURITY

     We use proprietary and industry standard security measures to protect our clients' assets. Online clients will be assigned individual account numbers, user identification and passwords that must be input each time they log on to the system. In accordance with standard industry practices, telephone orders require authentication through personal identification numbers, passwords or other personal information. In addition, our trade processing system compares our accounts database with the clearing firm's account information on a daily basis to detect any discrepancies.

     We rely on encryption and authentication technology, including public key cryptography technology licensed from other parties, to provide the security and authentication necessary to effect the secure exchange of information.

     Firewalls and other software limit not only system access to the authorized users, but also the authorized users to specifically approved applications. This filter-software prevents unauthorized access to critical areas of our system such as account information.

     We have implemented policies relating to the transfer or withdrawal of funds by clients to prevent unauthorized withdrawals. Checks will be issued only in the account holder's name and wire transactions will be sent only to a bank account in the account holder's name.

CLIENT SUPPORT

     Our client service organization handles product and service inquiries and addresses all brokerage and technical questions. Live client support is available 10 hours a day from 8:00 a.m. to 6:00 p.m. EST Monday through Friday. We intend to employ 10-12 client service associates, who will be available to accept and execute client orders, research past trades, discuss account information, and provide detailed technical support to those customers not requiring the attention of our full service brokers. A separate technical team will assist clients with technical issues.

RISK MANAGEMENT

     Our risk management is implemented through a risk management principal, our legal and compliance departments and an operations group comprised of our personnel and Research Partners' supervisory personnel.

   RISK MANAGEMENT

     Our in-house risk management principal monitors and maintains firm and customer margin credit and securities concentrations and monitors our adherence to securities and lending regulations.

   LEGAL AND COMPLIANCE

     Aided by Research Partners's legal and compliance departments, we maintain a comprehensive compliance program, which monitors and implements policies to ensure our adherence to securities laws, regulations and rules, rules imposed by the self-regulatory organizations, lending rules and other similar rules and regulations to which we are subject. Our own compliance department will continue to operate in conjunction with Research Partners' compliance department for the foreseeable future.

OPERATIONS

     Our operations department plays a key role in the day-to-day function and control of our business. Its duties include ensuring that all checks have been properly deposited into customer accounts, that all disbursements have been distributed accurately and that all customer account applications are processed correctly, among others.

RELATIONSHIP WITH RESEARCH PARTNERS


     Four of our seven directors serve simultaneously as officers or directors of Research Partners or its other subsidiaries. Service as a director or officer of both us and Research Partners or its subsidiaries could create conflicts of interest if these directors and officers are faced with decisions that could have materially different implications for us and for Research Partners. If and when a conflict of interest arises, our directors intend to take all actions necessary to comply with their fiduciary duties to our stockholders under Delaware law. Our charter provides for the limitation of liability of our officers, directors and employees who serve in similar capacities for Research Partners in situations where there may be a breach of fiduciary duty caused by conflicts of interest between us and Research Partners.

     We have entered into an intercompany services agreement with Research Partners and its subsidiaries. Its material terms are summarized below. This agreement was not negotiated on an arms'-length basis, but we believe its terms are no less favorable to us than those that could have been obtained from an unaffiliated third party. Our by-laws also provide that we will not enter into new material agreements with Research Partners unless those agreements are approved by a majority of our directors who are not affiliated with Research Partners. This provision can be amended only by a majority of non-affiliate directors.

INTERCOMPANY SERVICES AGREEMENT


     The intercompany services agreement permits us to obtain services as needed from Research Partners and its affiliates on a cost reimbursement basis. The services we anticipate receiving under the agreement include accounting and bookkeeping, financial planning and financial reporting, internal audit, legal, computer management, records management, payroll management, purchasing assistance, regulatory compliance, marketing, human resources management and compliance, tax reporting and tax filing, office services and office space. We may change the scope of services or obtain them from another party at our discretion. Services provided by Research Partners will be performed by personnel of Research Partners or one of the subsidiaries, who will be held to a standard of care equal to that of their work for their employer. Either Research Partners or we may cancel the agreement upon 60 days' notice. Additionally, either party may cancel the agreement in the event of breach by the other party which has not been cured, or by liquidation, bankruptcy or insolvency of the other party. We, in turn, will provide services to Research Partners when requested, also on a cost reimbursement basis. The terms of this agreement may not be changed unless a majority of our non-affiliate directors consent. Unless terminated earlier, the agreement will be effective until the earlier of the date Research Partners owns less than 50% of our outstanding capital stock or three years from the date of this prospectus.

COMPETITION



     We encounter intense competition in all aspects of the securities business and compete directly with other securities firms, a significant portion of which have greater capital and other resources. Our competition includes traditional full service and discount brokerage firms that also utilize the Internet to transact retail brokerage business, including Merrill Lynch & Co., Charles Schwab, TD Waterhouse Securities, Morgan Stanley Dean Witter & Co, Quick and Reilly and Prudential Securities. Additionally, we face competition from Internet-based firms such as Datek Securities Corp., Ameritrade and E*Trade, Inc. Other sources of competition, such as commercial banks, mutual funds, and insurance companies, have entered our market. We believe that the principal factors affecting competition in the securities industry are the quality and abilities of professional personnel and the quality, range and relative prices of services and products offered. While we do not expect to provide the lowest commissions available, we expect to compete on the basis of quality customer service and availability of professional advice and service.



     Our commissions for traditional, non-Internet brokerage transactions are generally lower than commissions charged for the same transactions charged by full service firms.



     A wide range of prices, services and products exist among firms that are primarily Internet-based brokerage operations. Many firms, such as Datek, Ameritrade and E*Trade feature listed commission prices lower than ours. Unlike us, however, these firms do not assign a permanent full service broker ready to assist the client when needed.



     Other firms such as Muriel Siebert, Quick & Reilly and Merrill Lynch Direct feature branch office networks similar to ours and, like us, assign brokers to their customers' online accounts. However, when an Internet client of these firms trades with his or her assigned broker, the customer is charged the same listed commission as a non-Internet client. When one of our online clients uses his or her assigned broker, on the other hand, the client is charged a commission discounted from commissions charged to our non-Internet clients.


GOVERNMENT REGULATION

     The securities industry in the United States is subject to extensive and frequently changing federal and state laws and substantial regulation by the SEC and various state agencies and regulatory organizations, such as the NASD. Shochet Securities is registered as a broker-dealer with the SEC and is a member firm of the NASD. Much of the regulation of broker-dealers has been delegated to self-regulatory organizations, principally NASD Regulation, Inc., known as NASDR, which has been designated by the SEC as the primary regulator of Shochet Securities. NASDR adopts rules that govern members of the NASD and conducts periodic examinations of member firms' operations. Securities firms are also subject to regulation by state securities administrators in those states in which they conduct business. Shochet Securities is registered as a broker-dealer in 38 states and the District of Columbia.

     Broker-dealers are subject to regulations which cover all aspects of the securities business, including sales methods and supervision, trading practices among broker-dealers, use and safekeeping of customers' funds and securities, capital structure of securities firms, record keeping and the conduct of directors, officers and employees. Additional legislation, changes in rules promulgated by the SEC and self-regulatory organizations or changes in the interpretation or enforcement of existing laws and rules may directly affect the mode of operation and profitability of broker-dealers. The SEC, self-regulatory organizations and state securities commissions may conduct administrative proceedings that can result in censure, fine, the issuance of cease-and-desist orders or the suspension or expulsion of a broker-dealer, its officers or employees. The principal purpose of regulation and discipline of broker-dealers is the protection of customers and the integrity of the securities markets.

     We are subject to federal and state securities laws which govern the offer and sale of securities and the operation of the securities markets and broker-dealers. When enacted, these securities laws did not contemplate the conduct of a securities business through the Internet. Although the SEC has provided guidance on various issues related to the offer and sale of securities and the conduct of a securities business through the Internet, the application of the laws to the conduct of a securities business through the Internet continues to evolve.


   NET CAPITAL REQUIREMENTS



     The SEC, NASD and other self-regulatory agencies have stringent rules requiring the maintenance of specific levels of net capital by securities brokers, including the SEC's uniform net capital rule. As of December 31, 1999 Shochet Securities was required to maintain minimum net capital of $100,000 and had total net capital of approximately $208,000, which was $108,000 in excess of the required amount.


     If we fail to maintain the required net capital, we may be subject to suspension or revocation of registration by the SEC and suspension or expulsion by the NASD and other regulatory bodies, which ultimately could require our liquidation. In addition, a change in the net capital rules, the imposition of new rules, a specific operating loss, or any unusually large charge against net capital could limit our operations that require the intensive use of capital and could limit our ability to expand our business. The net capital rules also could restrict our ability to withdraw capital, which could limit our ability to pay dividends, repay debt and repurchase shares of our outstanding stock.

TRADEMARK

     We have applied for registration in the United States of the trademark "ShochetOnline!" which appears on our website. We own no other trademarks, patents or registered copyrights.

EMPLOYEES


     As of January 1, 2000, we employed 73 people, 40 of which are registered representatives, 25 of which are support staff, and 8 of which are management personnel who are also registered. We believe our relations with our employees are generally good and we have no collective bargaining agreements with any labor unions.


PROPERTIES

                                                    APPROXIMATE                      APPROXIMATE
                                                     SQUARE                            ANNUAL
LOCATION                                            FOOTAGE       LEASE EXPIRATION   LEASE PAYMENTS
--------------------------------------------------  -----------   ----------------   --------------
Hallandale (principal office).....................     5,000        February 2006       $129,000
Boca Raton........................................     1,500         October 2004       $ 60,000
Miami Beach.......................................     3,000           April 2003       $ 71,000
South Miami.......................................     3,155        November 2003       $ 76,000
Tamarac...........................................     2,516            June 2001       $ 45,000
Delray Beach......................................     2,400        November 2002       $ 36,000

     We have not yet commenced active operations in our Boca Raton office. We intend to open this office during the second quarter of calendar 2000.



LEGAL PROCEEDINGS



     In the ordinary course of business, we and our principals are, and may become a party to, legal or regulatory proceedings or arbitrations.



     In August 1999 Shochet Securities was found jointly and severally liable with respect to an arbitration claim by a former customer against Shochet Securities, a current employee and a former employee regarding unauthorized execution of transactions in the former customer's account and improper disbursements from the account during the period from June 1995 through November 1996. The former customer was awarded approximately $211,000 in compensatory and punitive damages, interest and costs. In November 1999, Shochet Securities agreed to pay $200,000 to settle the former customer's claim for attorney's fees. Research Partners paid an aggregate of $411,000 on behalf of Shochet Securities. Research Partners believes it has a claim against the former owners of Shochet Securities for indemnification of the amounts it has paid since it believes that most of the activity upon which the former customer's complaint was based occurred prior to Research Partners' acquisition of Shochet Securities. If Research Partners collects under this indemnification, it would reduce the amount Shochet Securities would be required to reimburse Research Partners.



     In January 2000, the Division of Securities and Investor Protection of the Department of Banking of the State of Florida notified us that, based on the circumstances described in the preceding paragraph, it believed that Shochet Securities, the current employee and a former member of our management, had violated provisions of the Florida Securities and Investor Protection Act. Although the Division of Securities and Investor Protection proposed a settlement to us at the same time as we were informed of its interest in this matter, we intend to explore our options to defend or otherwise resolve this matter. There can be no assurance that this matter will be resolved in a manner favorable to us.




                                   MANAGEMENT


     Our directors and executive officers are as follows:


NAME                                                                     POSITION
--------------------------------------------------  --------------------------------------------------
Roger N. Gladstone................................  Chairman of the Board and Chief Executive Officer
David F. Greenberg................................  President, Chief Operating Officer and Director
Howard B. Landers.................................  Executive Vice President-Online Products and
                                                       Director
Richard Y. Roberts................................  Director
James I. Krantz...................................  Director
John P. Margaritis................................  Director
John P. Reynolds..................................  Director



     Roger N. Gladstone, 45 years old, has been our chairman and chief executive officer since November 1999, and an executive officer and director of Shochet Securities since it became a subsidiary of Research Partners in November 1995. Mr. Gladstone has served as vice chairman of the board of Research Partners since June 1999 and as a director of that company since January 1987. From 1987 to June 1999, he served as president of Research Partners. He also serves as a director of GKN Securities, GKN Realty Corp. and GKN Property Management, subsidiaries of Research Partners. Mr. Gladstone serves on the Board of Arbitrators of the National Association of Securities Dealers, Inc. He is also a member of the Young Presidents Organization and an honorary member of the board of directors of the Sid Jacobson Community Center in Roslyn, New York. Mr. Gladstone is a director of No Small Affair South, a charitable foundation which provides positive experiences for disadvantaged children. From 1984 through 1986, Mr. Gladstone was engaged primarily in the acquisition, management, syndication and operation of real estate projects. From 1980 through 1984, Mr. Gladstone was engaged in the private practice of law in New York. Mr. Gladstone received his B.A. from Stanford University, his M.B.A. from New York University and his J.D. from the Benjamin N. Cardozo School of Law, Yeshiva University. Mr. Gladstone is a member in good standing of both the New York and Florida Bar Associations.



     David F. Greenberg, 52 years old, has served as our president, chief operating officer and director since November 1999, and as chief operating officer and director of Shochet Securities since it became a subsidiary of Research Partners in November 1995. He has served as president of Shochet Securities since June 1999. Mr. Greenberg was employed by GKN Securities from 1991 to July 1999, initially as director of Compliance then as branch manager of GKN Securities' New York office. In January 1996, he became senior vice president and director of Operations and Risk Management, in which capacity he served until January 2000. From 1985 to 1986, Mr. Greenberg served as president and chief executive officer of First New York Discount Corp., a broker-dealer, which he founded. From 1978 to 1985, Mr. Greenberg served in several capacities, including as director of Compliance and Branch Liaison Manager and General Securities and Options Principal for US Clearing Corp. Mr. Greenberg serves on the Board of Arbitrators of the NASD. Mr. Greenberg also serves as a member of Securities Industry Association-Discount Brokerage Committee Year 2000.



     Howard B. Landers, 43 years old, became our executive vice president-online products in November 1999 and has served as an executive officer of Shochet Securities since February 1998. From October 1994 through January 1998,
Mr. Landers provided compliance, operations, trading and marketing consulting services to NASD member firms through Coral Capital Group, Inc., a firm of which Mr. Landers was a principal. From 1990 to October 1994, Mr. Landers held various executive and supervisory positions with VereinWest Capital Markets, First Banquehouse Investment Group, and The Partners Financial Group, all of which are broker dealers. From 1979 to 1989, Mr. Landers was employed by Merrill Lynch & Co., Inc. in various capacities, including supervisory positions in the areas of operations, compliance, trading and as a registered representative.


     Richard Y. Roberts, 48 years old, has served as our director since November 1999 and as a director of Research Partners since December 1997. Mr. Roberts became affiliated with Thelen Reid & Priest LLP in January 1997, as counsel, where he participates in its Business and Finance, Infrastructure and Government and Utility and Energy Practice Groups. From August 1995 to December 1996,
Mr. Roberts served as General Counsel to Princeton Venture Research, Inc., a venture capital securities consulting firm. From October 1990 to July 1995, Mr. Roberts served as a Commissioner of the Securities and

Exchange Commission. Prior to his tenure with the Securities and Exchange Commission, Mr. Roberts served as the administrative assistant and the legislative director for then-Congressman and later Senator Richard Shelby.
Mr. Roberts is a member of the Legal Advisory Board of the NASD, the Advisory Board of Securities Regulation & Law Reports, the Editorial Board of the Municipal Finance Journal, and the National Board of Policy Advisors of the Institute of Law and Economic Policy. He is a graduate of Auburn University where he received his B.S. in Electrical Engineering. He received his J.D. from the University of Alabama School of Law and his Master of Laws from the George Washington University Law Center. Mr. Roberts is a member of the Alabama Bar and the District of Columbia Bar.

     James I. Krantz, 44 years old, has served as our director since November 1999 and as a director of Research Partners since September 1990. Since 1977, Mr. Krantz has served as a Property, Casualty and Life Insurance Broker and has been engaged in real estate management and investment. From 1993 to September 1997, Mr. Krantz served as vice president, and since 1997, president and chief executive officer, of York International Agency, Inc., a full service insurance agency. Mr. Krantz received his B.A. from Syracuse University and holds a Chartered Property Casualty Underwriter designation.


     John P. Margaritis, 50 years old, has served as one of our directors since February 2000 and was president and chief executive officer of Research Partners since December 1999 and as a director of Research Partners since August 1996. He is also a director of GKN Securities and Early Bird Capital Inc., subsidiaries of Research Partners. From September 1998 to December 1999, Mr. Margaritis served as president and chief executive officer of The Hawthorn Group New York, an international public relations firm. From June 1997 until September 1998, Mr. Margaritis served as chief executive officer of Margaritis & Associates, a public relations consulting firm. Mr. Margaritis was the president and chief executive officer of Ogilvy Adams & Rinehart (currently known as Ogilvy Public Relations Worldwide), a public relations firm, from January 1994 through February 1997, and was the president and chief operating officer from January 1992 to January 1994. From July 1988 until January 1992, Mr. Margaritis was chairman and chief executive officer of Ogilvy & Mathers Public Relations. Mr. Margaritis is a director and member of the executive committee of the Arthur Ashe Institution for Urban Health and Research! America, a non-profit organization to promote government support of medical research, and a member of the President's Advisory Counsel for the Museum of Television and Radio. Mr. Margaritis is also a trustee of Washington and Jefferson College. Mr. Margaritis received his B.A. from Washington and Jefferson College and received his M.A. from the New School for Social Research.

     John P. Reynolds, 55 years old, has served as one of our directors since February 2000. Mr. Reynolds currently serves as senior manager of technology operations at Econotek Communications, LLC, a competitive local exchange carrier, which position he has held since April 1999. From December 1995 to April 1999. Mr. Reynolds owned an information technology consulting firm. From 1988 to November 1995, Mr. Reynolds served as director, of facilities and information technology and was limited partner of Mabon Nugent, a fixed income trading firm. From 1982 to October 1995, Mr. Reynolds served as senior national account manager in the brokerage-securities industry with AT&T. Mr. Reynolds has served as chairman of the Security Industry Association's Telecommunications and Information Management Committee and has served as a member of that organization and the Wall Street Telecommunications Committee since 1989. Mr. Reynolds received his B.B.A. from Manhattan College and has completed coursework at the Massachusetts Institute of Technology.


     Each director will hold office until the next meeting of stockholders or until his successor is duly appointed and qualified. Roger Gladstone is the brother-in-law of David M. Nussbaum, a director of Research Partners and director and executive officer of EarlyBirdCapital, and brother of Robert H. Gladstone, an executive officer and director of GKN Securities.

     The board of directors has established an audit committee, consisting of Roger Gladstone, Richard Roberts and James Krantz. The audit committee will review the scope of accounting audits, policies and recommend to whom reports should be submitted, review with the independent auditors their final report, review with internal and independent auditors overall accounting and financial controls, and be available to the independent auditors during the year for consultation purposes. In addition, this committee will review any related party transaction on an ongoing basis for potential conflicts of interest.

     The board of directors also established a compensation committee, consisting of Roger Gladstone, David Greenberg, Richard Roberts and James Krantz. The compensation committee will review and make recommendations to the board regarding salaries, compensation and benefits of executive officers and key employees.

NASDR MATTER


     In August 1997, GKN Securities and certain of its executive officers, senior managers or former and present brokers, including Roger Gladstone and David Greenberg, reached settlements with the NASDR resolving an NASDR investigation concerning alleged excessive markups on warrants for seven companies underwritten by GKN Securities and for which it made a market during the period from December 1993 through April 1996. The settlement was entered into without admitting or denying the NASDR's allegations. Under the settlement, GKN Securities consented to sanctions including censure, the payment of restitution, interest and fines of $1,723,000 and engaged an independent consultant to review GKN Securities' policies, practices and procedures relating to the fair pricing and commissions charged to customers and to related supervisory and compliance policies and structure and agreed to implement the recommendations of the independent consultant. Roger Gladstone consented to censure, a $50,000 fine and a suspension from association in any capacity with any member of the NASD for 30 days. David Greenberg consented to a $15,000 fine and to a suspension from any supervisory position with any member of the NASD for ten days.


LIMITATION ON DIRECTORS' LIABILITIES

     Our certificate of incorporation limits, to the maximum extent permitted under Delaware law, the personal liability of directors and officers for monetary damages for breach of their fiduciary duties as directors and officers, except in certain circumstances involving certain wrongful acts, such as a breach of the director's duty of loyalty or acts of omission which involve intentional misconduct or a knowing violation of law.

     Delaware Law permits us to indemnify officers, directors or employees against expenses (including attorney's fees), judgments, fines and amounts paid in settlement in connection with legal proceedings if the officer, director or employee acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interest, and, with respect to any criminal act or proceeding, he had no reasonable cause to believe his conduct was unlawful. Indemnification is not permitted as to any matter as to which the person is adjudged to be liable unless, and only to the extent that, the court in which such action or suit was brought upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. Individuals who successfully defend this type of action are entitled to indemnification against expenses reasonably incurred in connection therewith.

     Our by-laws require us to indemnify our directors and officers against, to the fullest extent permitted by law, liabilities which they may incur under the circumstances described in the preceding paragraph.

     We plan to maintain standard policies of insurance under which coverage is provided to our directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and to us with respect to payments which may be made by us to these officers and directors according to the above indemnification provision or otherwise as a matter of law.

     In addition, we plan to enter into indemnification agreements with our directors and executive officers. Under these agreements, we will indemnify each director and officer to the fullest extent permitted by law for any acts performed, or for failures to act, on our behalf or on behalf of another person or entity for which that director or officer is performing services at our request. We will not indemnify a director or officer for any breach of loyalty to us or our stockholders, or if the director or officer does not act in good faith or for acts involving intentional misconduct, or for acts of omissions described in the laws of Delaware, or for any transaction for which the director or officer derives an improper benefit. We will indemnify for expenses related to indemnifiable events, and will pay for these expenses in advance. Our obligation to indemnify and to provide advances for expenses are subject to the approval of a review process with a reviewer to be determined by our board. The rights of directors and officers will not exclude any rights to indemnification otherwise available under law or under our certificate of incorporation.

EXECUTIVE COMPENSATION


     None of our current officers, including Roger Gladstone, who has served as our chief executive officer since November 1999, received in excess of $100,000 compensation from us during any of the past three fiscal years. L. Donald Yarkin, who served as our chief executive officer until November 1999, received a salary of $157,441 in fiscal 1999, $132,526 in fiscal 1998 and $144,793 in fiscal 1997. During the past three fiscal years, Mr. Yarkin received options to purchase an aggregate of 13,000 shares of Research Partners' common stock, 10,000 of which have an exercise price of $6.00, the remainder of which have an exercise price of $3.69. These options vest over a period from March 11, 2000 to June 24, 2000 and expire between March 12, 2007 and June 29, 2009.


EMPLOYMENT AGREEMENTS


     We have entered into employment agreements with each of Roger Gladstone, David Greenberg and Howard Landers. The term of each agreement commences on the effective date of this prospectus and expires on the one-year anniversary date of this prospectus, and will be subject to automatic renewals of one-year terms unless 30 days' prior written notice of termination is given by either party. Each agreement provides for the granting of options to purchase 36,000 shares of common stock at the per-share offering price of this initial public offering. The options will vest in equal annual installments over a three-year period commencing on the one-year anniversary date of this prospectus. Each of Mr. Gladstone's and Mr. Landers' agreement provides for an annual base salary of $120,000. Mr. Greenberg's agreement provides for an annual base salary of $150,000. All three agreements provide for a bonus as may be awarded by our board of directors, in its discretion. Each of the agreements gives the executive the right to terminate his employment in the event of a change in control of our company, in which case the executive will be entitled to immediate vesting of his options and continued payment of his salary and benefits through the expiration of the then current term of his employment agreement. Mr. Gladstone and Mr. Greenberg will also be entitled to a minimum bonus of $120,000 and $150,000, respectively, in the event of termination by them because of a change in control. Each of Mr. Gladstones' and Mr. Greenberg's agreement also contains a prohibition on competing with us for one year after termination of employment for any reason. Mr. Gladstone's agreement provides that he devote substantially all of his business time to us; each of Mr. Greenberg's and Mr. Landers' agreements provides for full-time services.


1999 PERFORMANCE EQUITY PLAN


     In November 1999, the board of directors adopted, and in December 1999, the sole stockholder approved, our 1999 Performance Equity Plan. This plan authorizes the granting of awards of up to 350,000 shares of common stock to our key employees, officers, directors and consultants. Awards consist of stock options (both nonqualified options and options intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986), restricted stock awards, deferred stock awards, stock appreciation rights and other stock-based awards, as described in the plan. As of the date of this prospectus, 108,000 incentive stock options are outstanding under the plan, all of which were issued under the employment agreements described above. No options have vested.


     The plan is administered by our board of directors which determines the persons to whom awards will be granted, the number of awards to be granted and the specific terms of each grant, including their vesting schedule, subject to the provisions of the plan.

     In connection with incentive stock options, the exercise price of each option may not be less than 100% of the fair market value of the common stock on the date of grant (or 110% of the fair market value of the case of a grantee holding more than 10% of our outstanding stock).

The aggregate fair market value of shares for which incentive stock options are exercisable for the first time by an employee during any calendar year may not exceed $100,000. Nonqualified stock options granted under the plan may be granted at a price determined by the board of directors, not to be less than the fair market value of the common stock on the date of grant.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth the beneficial ownership of our common stock by all stockholders that hold 5% or more of the outstanding shares of our common stock, each director and executive officer. Each stockholder named has sole voting and investment power with respect to his or its shares. This table does not include options not exercisable within 60 days of the date of this prospectus. As of the date of this prospectus, there were 1,200,000 shares of common stock issued and outstanding.


                                                                                                 PERCENTAGE
                                                                                             -------------------
NAME AND ADDRESS OR                                                     NUMBER OF SHARES     BEFORE     AFTER
IDENTITY OF GROUP                                                       BENEFICIALLY OWNED   OFFERING   OFFERING
----------------------------------------------------------------------  ------------------   --------   --------
Research Partners International, Inc. ................................       1,200,000          100%        55%
   One State Street Plaza
   New York, New York 10004
Roger N. Gladstone ...................................................       -0-              -0-        -0-
   33 Plaza Real, Suite 245
   Boca Raton, Florida 33434
David F. Greenberg ...................................................       -0-              -0-        -0-
   2351 East Hallandale Beach Blvd.
   Hallandale, Florida 33998
Howard B. Landers ....................................................       -0-              -0-        -0-
   2351 East Hallandale Beach Blvd.
   Hallandale, Florida 33998
Richard Y. Roberts ...................................................       -0-              -0-        -0-
   Thelen Reid & Priest LLP
   701 Pennsylvania Avenue, N.W.
   Washington, DC 20004-2608
James I. Krantz ......................................................       -0-              -0-        -0-
   One Executive Boulevard
   Yonkers, New York 10701
John P. Margaritis ...................................................       -0-              -0-        -0-
   One State Street Plaza
   New York New York 10004............................................
John P. Reynolds .....................................................       -0-              -0-        -0-
   352 Seventh Avenue
   New York New York 10001............................................
All officers and directors as a group ................................       -0-              -0-        -0-
   (7 persons)

                              CERTAIN TRANSACTIONS


     We, Shochet Securities, Research Partners and affiliates of Research Partners engage in a variety of transactions between and among each other in the ordinary course of our businesses. We have not retained an independent third party to evaluate transactions with Research Partners and its affiliates and, to date, there has been no independent committee of the board of directors to evaluate these transactions. The terms and conditions of these transactions, including fees or other amounts paid by us connection with these transactions, were agreed upon by all parties. We believe that the terms of each affiliated transaction were no less favorable then those that could have been obtained on an arms-length basis from an unaffiliated party.



     All future material transactions with any of our officers, directors or 5% stockholders will be made or entered into on terms no less favorable to any party than those that can be obtained from unaffiliated third parties. Any future affiliated transactions must be approved by our independent directors, who do not have an interest in the transaction and who have access, at our expense, to their own legal counsel.


     In 1996, in connection with the purchase of Shochet Securities by Research Partners, Shochet Securities entered into a subordinated loan agreement for $1,000,000 with Research Partners. The loan bears an annual interest rate of 12% and total interest paid was $137,000 for the fiscal year ended January 31, 1999 and $145,000 for the year ended January 31, 1998. All payments under the note are due in May 2000. We intend to use a portion of the proceeds of this offering to repay this loan.


     In August 1999, Research Partners loaned $500,000 to Shochet Securities in the form of a subordinated note. The note bears an annual interest rate of eight percent and its term is for two years, expiring August 31, 2001.


     James Krantz, one of our directors, provides to us commercial property and umbrella insurance through York Insurance Agency, a company of which he is a principal. Our aggregate payments to York for each of the past two fiscal years were $24,816 and $19,416, respectively.


     In the year ended January 31, 1999, we paid to GKN Securities a management fee of an aggregate of $283,000 for management services rendered to us, which included $55,000 paid for services to discontinued operations no longer rendered. These services included accounting, legal, compliance and executive management services. In fiscal 1998, this amount was $228,000. We have paid an aggregate of $201,000 for the nine months ended October 31, 1999, which included $30,000 paid for services to discontinued operations no longer rendered.



     We have entered into an intercompany services agreement with Research Partners under which Research Partners provides us with services on an as-needed basis on a cost reimbursement basis. These services include: accounting and bookkeeping; financial planning; financial reporting; internal audit; legal; computer management; records management; payroll management; purchasing assistance; regulatory compliance; marketing; human resources management and compliance; tax reporting and filing; office services and use of office space.

                           DESCRIPTION OF SECURITIES


COMMON STOCK


     Our certificate of incorporation authorizes us to issue up to 15,000,000 shares of common stock, par value $.0001 per share, 1,200,000 shares are issued and outstanding as of the date of this prospectus. Upon completion of this offering, there will be 2,200,000 shares of common stock issued and outstanding.


     Holders of common stock are entitled to receive dividends as may be declared by our board of directors from funds legally available for these dividends. Upon liquidation, holders of shares of common stock are entitled to a pro rata share in any distribution available to holders of common stock. The holders of common stock have one vote per share on each matter to be voted on by stockholders, but are not entitled to vote cumulatively. Holders of common stock have no preemptive rights. All of the outstanding shares of common stock are, and all of the shares of common stock to be issued in connection with this offering will be, validly issued, fully paid and non-assessable.

PREFERRED STOCK


     Our certificate of incorporation authorizes our board of directors, without stockholder approval, to issue up to 1,000,000 shares of preferred stock, par value $.0001 per share, to establish one or more series of preferred stock and to determine, with respect to each of these series, their preferences, voting rights and other terms. The issuance of shares of preferred stock with voting or conversion rights may adversely affect the voting power of holders of our common stock. Any future issuance of shares of preferred stock will be approved by a majority of our independent directors who do not have an interest in the transaction and who have access, at our expense, to their own legal counsel. Upon completion of this offering, no shares of preferred stock will be outstanding, and our board has no present intention to issue any additional shares.


TRANSFER AGENT

     The transfer agent and registrar for common stock is Continental Stock Transfer & Trust Company, New York, New York.

                        SHARES ELIGIBLE FOR FUTURE SALE


     Immediately after the completion of this offering, we will have 2,200,000 shares of common stock outstanding. All 1,000,000 shares sold in the offering will be freely tradeable without restriction under the Securities Act of 1933. The remaining 1,200,000 shares will be restricted securities as defined in Rule 144 under the Securities Act and are currently subject to the restrictions of Rule 144. All of the restricted shares are currently eligible for sale under Rule 144. Research Partners has entered into a written agreement not to sell or otherwise dispose of our shares of common stock beneficially held by it for 24 months after the date of this prospectus without the prior written approval of Gaines, Berland, one of the underwriters.


     Under Rule 144, a person (or persons whose shares are aggregated) who has beneficially owned restricted securities for at least one year, including the holding period of any prior owner except an affiliate, would be generally entitled to sell within any three month period a number of shares that does not exceed the greater of (i) 1% of the number of then outstanding shares of the common stock or (ii) the average weekly trading volume of the common stock in the public market during the four calendar weeks preceding the sale. Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about the company. Any person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of the company at any time during the three months preceding a sale, and who has beneficially owned shares for at least two years (including any period of ownership of preceding nonaffiliated holders), would be entitled to sell shares under Rule 144(k) without regard to the volume limitations, manner-of-sale provisions, public information requirements or notice requirements.

                                  UNDERWRITING


     Gaines, Berland and Shochet Securities, as underwriters, have agreed, in accordance with the underwriting agreement, to purchase from us on a firm commitment basis a total of 1,000,000 shares of common stock for resale to the public in connection with our initial public offering, as follows:



                       UNDERWRITER                          NUMBER OF SHARES
----------------------------------------------------------  ----------------
Gaines, Berland Inc.......................................        500,000
Shochet Securities, Inc...................................        500,000
                                                               ----------
   Total..................................................      1,000,000
                                                               ----------
                                                               ----------


     The obligations of the underwriters under the underwriting agreement are subject to approval of legal matters by counsel, the SEC's declaring the registration statement effective, market conditions being suitable, no material adverse information regarding us or being discovered by the underwriters and our not breaching any of our representations or warranties under the underwriting agreement. The underwriters are obligated to purchase all of the shares offered by this prospectus (other than the shares covered by the over-allotment option, described below) if any are purchased. Below is a summary of the key terms of the underwriting agreement. For more details, you should read the entire underwriting agreement, a copy of which we have filed as an exhibit to the registration statement, of which this prospectus forms part.

     The underwriters propose to offer the shares to the public at the public offering price set forth on the cover page of this prospectus and to certain
dealers at that price less a concession not in excess of $      per share. The
underwriters may allow, and the dealers may reallow, a concession not in excess
of $      per share to other dealers. The offering price, concession and reallowance may be changed by the underwriters after completion of the offering.

     We have agreed to sell to the underwriters the shares of common stock being underwritten at a discount equal to ten percent of the offering price, and to pay to the underwriters an expense allowance on a non-accountable basis equal to two percent of the gross proceeds derived from the sale of the shares underwritten (including the sale of any shares subject to the underwriters' over-allotment option), $50,000 of which has been paid to date. We have also agreed to pay all expenses in connection with qualifying the shares offered by this prospectus for sale under the laws of any states as the underwriters may designate and registering this offering with the NASD including fees and expenses of counsel retained for these purposes by the underwriters. Additionally, we have agreed to indemnify the underwriters against liabilities, including liabilities under the Securities Act.


     We have granted to the underwriters an option, exercisable during the 45-day period after the date of this prospectus, to purchase from us at the offering price, less underwriting discounts and the non-accountable expenses allowance, up to an aggregate of 150,000 additional shares for the sole purpose of covering over-allotments, if any.



     In connection with this offering, we have agreed to sell to the underwriters for an aggregate of $100 the underwriters' purchase option, consisting of the right to purchase up to an aggregate of 100,000 shares. The underwriters' purchase option will be exercisable at any time beginning one year
after the date of this prospectus at a price of $      per share (110% of the
initial public offering price of $    per share) and may not be sold,
transferred, assigned or hypothecated for a period of one year from the date of this prospectus except to officers of the underwriters and members of the selling group and/or their officers. The shares issuable upon exercise of the underwriters' purchase option are the same as the shares being sold to the public in this offering. The underwriters' purchase option grants piggyback and demand rights for periods of five and seven years, respectively, from the date of this prospectus with respect to the registration under the Securities Act of the securities issuable upon exercise of the underwriters' purchase option.


     The underwriting agreement provides that for a period of three years from the date of this prospectus Gaines, Berland shall have the right to send a representative reasonably acceptable to us to observe each board of directors meeting.

     In connection with this offering, the underwriters may over-allot, or engage in syndicate covering transactions, stabilizing transactions and penalty bids. Over-allotment involves syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in this offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of common stock in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchase of common stock made for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the representative, in covering syndicate short positions, repurchases shares originally sold by that syndicate member. These activities may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of this transaction. These transactions may be effected on the Nasdaq SmallCap Market, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

     The underwriters do not intend to sell any of our securities to any accounts over which they exercise discretionary authority.


     One of the underwriters, Shochet Securities, is our wholly-owned subsidiary. A possible selected dealer in this offering, GKN Securities, is also affiliated with us since Research Partners, the owner of all of our outstanding stock prior to this offering, is the owner of all of the outstanding stock of GKN Securities.



     The rules of the National Association of Securities Dealers require that when its members, such as Shochet Securities and possibly, GKN Securities, participate in the public distribution of securities of an "affiliate," such as Shochet Holding, the public offering price can be no higher than that recommended by a qualified independent underwriter. Gaines, Berland will serve in this capacity, and will recommend an initial public offering price in compliance with NASD rules. As part of its role as qualified independent underwriter, Gaines, Berland has participated in the preparation of this registration statement and prospectus and has performed its necessary due diligence. Gaines, Berland has agreed to undertake all legal responsibilities and liabilities of an underwriter under the Securities Act.


     There has been no public market for our common stock prior to this offering. The initial public offering price for our shares was determined through negotiations between us and Gaines, Berland. The factors considered in determining the initial price to the public include:

         o the history of and the prospects for the brokerage industry;

         o our past and present operations;

         o our historical results of operations;

         o our prospects on future earnings;

         o market valuations of other companies engaged in activities similar to ours;

         o our management; and

         o the general condition of the securities market at the time of this offering.

                                 LEGAL MATTERS


     Atlas Pearlman, P.A., Fort Lauderdale, Florida, will opine as to the validity of the common stock offered by this prospectus and legal matters for us. Graubard Mollen & Miller, New York, New York, has served as counsel to the underwriters in connection with this offering. Graubard Mollen & Miller represents Research Partners, the sole stockholder of our company, one of the co-underwriters, in other matters.


                                    EXPERTS

     The financial statements of Shochet Holding Corp. as of January 31, 1999, and for each of the years in the two-year period ended January 31, 1999, have been included in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing in the registration statement, and upon the authority of this firm as experts in accounting and auditing.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We intend to furnish our stockholders annual reports, which will include financial statements audited by independent accountants, and all other periodic reports as we may determine to furnish or as may be required by law, including Sections 13(a) and 15(d) of the Exchange Act.

     We have filed with the SEC a registration statement on Form SB-2 under the Securities Act with respect to the securities offered by this prospectus. This prospectus does not contain all the information set forth in the registration statement and the accompanying exhibits, as permitted by the rules and regulations of the SEC. For further information, please see the registration statement and accompanying exhibits. Statements contained in this prospectus regarding any contract or other document which has been filed as an exhibit to the registration statement are qualified in their entirety by reference to these exhibits for a complete statement of their terms and conditions. The registration statement and the accompanying exhibits may be inspected without charge at the offices of the SEC and copies may be obtained from the SEC's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549 or at of its regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, upon payment of the fees prescribed by the SEC. Electronic reports and other information filed through the Electronic Data Gathering, Analysis, and Retrieval System, known as EDGAR, are publicly available on the SEC's website, http://www.sec.gov.

                      SHOCHET HOLDING CORP. AND SUBSIDIARY
                         INDEX TO FINANCIAL STATEMENTS

Independent Auditors' Report...............................................................................   F-2
Consolidated Statements of Financial Condition as of January 31, 1999 and October 31, 1999 (Unaudited).....   F-3
Consolidated Statements of Operations for the years ended January 31, 1999 and 1998 and the nine months
   ended October 31, 1999 and 1998 (Unaudited).............................................................   F-4
Consolidated Statements of Changes in Stockholder's Equity for the years ended January 31, 1999 and 1998
   and the nine months ended October 31, 1999 (Unaudited)..................................................   F-5
Consolidated Statements of Cash Flows for the years ended January 31, 1999 and 1998 and for the nine months
   ended October 31, 1999 and 1998 (Unaudited).............................................................   F-6
Notes to Consolidated Financial Statements.................................................................   F-7

                          INDEPENDENT AUDITORS' REPORT



The Board of Directors of Shochet Holding Corp.:



We have audited the accompanying consolidated statement of financial condition of Shochet Holding Corp. and subsidiary (the "Company") as of January 31, 1999, and the related consolidated statements of operations, changes in stockholder's equity, and cash flows for each of the years in the two-year period ended January 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.



We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of January 31, 1999, and the results of its operations and its cash flows for each of the years in the two-year period ended January 31, 1999, in conformity with generally accepted accounting principles.



/s/ KPMG LLP



New York, New York
December 6, 1999

                      SHOCHET HOLDING CORP. AND SUBSIDIARY
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION



                                                                                                 (UNAUDITED)
                                                                                   JANUARY 31,   OCTOBER 31,
                                                                                      1999           1999
                                                                                   -----------   --------------
                                     ASSETS
Cash and cash equivalents........................................................  $   868,000     $  813,000
Receivable from brokers and dealers..............................................      298,000        179,000
Securities owned, at market value................................................      119,000        283,000
Office furniture, equipment and leasehold improvements, net......................      646,000        710,000
Goodwill, net....................................................................    1,637,000      1,582,000
Income taxes receivable..........................................................      106,000         15,000
Other assets.....................................................................      241,000        281,000
                                                                                   -----------     ----------
Total assets.....................................................................  $ 3,915,000     $3,863,000
                                                                                   -----------     ----------
                                                                                   -----------     ----------
                             LIABILITIES AND STOCKHOLDER'S EQUITY
Liabilities:
   Securities sold, not yet purchased, at market value...........................  $     4,000     $    8,000
   Commissions payable...........................................................      276,000        173,000
   Payable to related parties....................................................       77,000         63,000
   Accrued expenses and other liabilities........................................      302,000        507,000
                                                                                   -----------     ----------
                                                                                       659,000        751,000
   Liability subordinated to the claims of general creditors.....................    1,000,000      1,500,000
                                                                                   -----------     ----------
   Total liabilities.............................................................    1,659,000      2,251,000
                                                                                   -----------     ----------
Stockholder's equity:
   Preferred stock, $0.0001 par value; 1,000,000 shares authorized; no shares
     issued......................................................................           --             --
   Common stock, $0.0001 par value; 15,000,000 shares authorized; 1,200,000
     shares issued and outstanding...............................................           --             --
   Additional paid-in capital....................................................    2,270,000      2,270,000
   Accumulated deficit...........................................................      (14,000)      (658,000)
                                                                                   -----------     ----------
   Total stockholder's equity....................................................    2,256,000      1,612,000
                                                                                   -----------     ----------
Total liabilities and stockholder's equity.......................................  $ 3,915,000     $3,863,000
                                                                                   -----------     ----------
                                                                                   -----------     ----------


          See accompanying notes to consolidated financial statements.

                      SHOCHET HOLDING CORP. AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF OPERATIONS



                                                                               NINE MONTHS ENDED
                                                  YEAR ENDED JANUARY 31,          OCTOBER 31,
                                                  -----------------------   -----------------------
                                                     1999         1998         1999         1998
                                                  ----------   ----------   ----------   ----------
                                                                                  (UNAUDITED)
Revenues:
   Commissions..................................  $7,127,000   $5,934,000   $5,342,000   $5,157,000
   Interest.....................................     601,000      584,000      601,000      434,000
   Other........................................      25,000       89,000       59,000       18,000
                                                  ----------   ----------   ----------   ----------
Total revenues..................................   7,753,000    6,607,000    6,002,000    5,609,000
                                                  ----------   ----------   ----------   ----------
Expenses:
   Compensation and benefits....................   4,224,000    3,461,000    3,278,000    3,105,000
   Brokerage, clearing and exchange fees........   1,129,000    1,072,000      887,000      824,000
   Occupancy and equipment......................     716,000      596,000      565,000      536,000
   Communications...............................     660,000      536,000      475,000      477,000
   Management fee...............................     228,000      228,000      171,000      171,000
   Business development.........................     107,000      109,000       69,000       88,000
   Professional fees............................      95,000       69,000       86,000       68,000
   Other........................................     494,000      414,000      620,000      353,000
                                                  ----------   ----------   ----------   ----------
Total expenses..................................   7,653,000    6,485,000    6,151,000    5,622,000
                                                  ----------   ----------   ----------   ----------
Income (loss) before income taxes...............     100,000      122,000     (149,000)     (13,000)
Income tax (provision) benefit..................     (25,000)     (70,000)          --       20,000
                                                  ----------   ----------   ----------   ----------
Income (loss) from continuing operations........      75,000       52,000     (149,000)       7,000

Discontinued operations:
   Loss from operations of the discontinued
      On-site Day Trading segment, net of income
      tax benefit of $132,000, $0, $0 and
      $82,000, respectively.....................    (402,000)          --     (495,000)    (271,000)
                                                  ----------   ----------   ----------   ----------
Net (loss) income...............................  $ (327,000)  $   52,000   $ (644,000)  $ (264,000)
                                                  ----------   ----------   ----------   ----------
                                                  ----------   ----------   ----------   ----------
Weighted average common shares
   outstanding--basic and diluted...............   1,200,000    1,200,000    1,200,000    1,200,000
                                                  ----------   ----------   ----------   ----------
                                                  ----------   ----------   ----------   ----------
Basic and diluted earnings per common share
   from:
   Income (loss) from continuing operations.....  $     0.06   $     0.04   $    (0.13)  $     0.01
                                                  ----------   ----------   ----------   ----------
                                                  ----------   ----------   ----------   ----------
   Loss from discontinued operations............  $    (0.33)  $       --   $    (0.41)  $    (0.23)
                                                  ----------   ----------   ----------   ----------
                                                  ----------   ----------   ----------   ----------
   Net (loss) income............................  $    (0.27)  $     0.04   $    (0.54)  $    (0.22)
                                                  ----------   ----------   ----------   ----------
                                                  ----------   ----------   ----------   ----------


          See accompanying notes to consolidated financial statements.

                      SHOCHET HOLDING CORP. AND SUBSIDIARY
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY



                                          COMMON STOCK       ADDITIONAL
                                       -------------------    PAID-IN     ACCUMULATED
                                        SHARES     AMOUNT     CAPITAL       DEFICIT       TOTAL
                                       ---------   -------   ----------   -----------   ----------
Balance at
   January 31, 1997..................  1,200,000   $    --   $1,390,000   $   261,000   $1,651,000
Capital contribution.................         --        --      250,000            --      250,000
Net income...........................         --        --           --        52,000       52,000
                                       ---------   -------   ----------   -----------   ----------
Balance at
   January 31, 1998..................  1,200,000        --    1,640,000       313,000    1,953,000
Capital contribution.................         --        --      630,000            --      630,000
Net loss.............................         --        --           --      (327,000)    (327,000)
                                       ---------   -------   ----------   -----------   ----------
Balance at January 31, 1999..........  1,200,000        --    2,270,000       (14,000)   2,256,000
Net loss (unaudited).................         --        --           --      (644,000)    (644,000)
                                       ---------   -------   ----------   -----------   ----------
Balance at October 31, 1999
   (unaudited).......................  1,200,000   $    --   $2,270,000   $  (658,000)  $1,612,000
                                       ---------   -------   ----------   -----------   ----------
                                       ---------   -------   ----------   -----------   ----------



          See accompanying notes to consolidated financial statements.

                      SHOCHET HOLDING CORP. AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                                                          NINE MONTHS ENDED
                                                            YEAR ENDED JANUARY 31,          OCTOBER 31,
                                                           ------------------------    -----------------------
                                                              1999          1998         1999          1998
                                                           ----------    ----------    ---------    ----------
                                                                                             (UNAUDITED)
Operating activities:
  Net (loss) income.....................................   $ (327,000)   $   52,000    $(644,000)   $ (264,000)
  Adjustments to reconcile net (loss) income to net cash
     (used in) provided by operating activities:
     Depreciation and amortization......................      212,000       172,000      193,000       151,000
     Deferred taxes.....................................        2,000         8,000           --        (7,000)
                                                           ----------    ----------    ---------    ----------
                                                             (113,000)      232,000     (451,000)     (120,000)
  Decrease (increase) in operating assets:
     Receivable from brokers and dealers................     (298,000)       30,000      119,000      (445,000)
     Securities owned, at market value..................       78,000       144,000     (164,000)       41,000
     Income taxes receivable............................     (106,000)           --       91,000       (95,000)
     Other assets.......................................       12,000       (16,000)     (77,000)       48,000
  Increase (decrease) in operating liabilities:
     Securities sold, not yet purchased.................        4,000            --        4,000        19,000
     Commissions payable................................      116,000       (64,000)    (103,000)       58,000
     Payable to brokers and dealers.....................      (40,000)       40,000           --       (40,000)
     Payable to related parties.........................       47,000      (244,000)     (14,000)      209,000
     Income taxes payable...............................      (64,000)       42,000           --       (64,000)
     Accrued expenses and other liabilities.............      127,000       (25,000)     205,000       122,000
                                                           ----------    ----------    ---------    ----------
Net cash (used in) provided by operating activities.....     (237,000)      139,000     (390,000)     (267,000)
                                                           ----------    ----------    ---------    ----------
Investing activities:
  Purchase of office furniture, equipment and leasehold
     improvements.......................................     (414,000)      (40,000)    (165,000)     (372,000)
  Goodwill resulting from acquisition...................     (158,000)           --           --      (158,000)
                                                           ----------    ----------    ---------    ----------
Net cash used in investing activities...................     (572,000)      (40,000)    (165,000)     (530,000)
                                                           ----------    ----------    ---------    ----------
Financing activities:
  Issuance of subordinated loan.........................           --            --      500,000            --
  Capital contribution..................................      630,000       250,000           --       380,000
                                                           ----------    ----------    ---------    ----------
Net cash provided by financing activities...............      630,000       250,000      500,000       380,000
                                                           ----------    ----------    ---------    ----------
Net (decrease) increase in cash and cash equivalents....     (179,000)      349,000      (55,000)     (417,000)
Cash and cash equivalents at beginning of period........    1,047,000       698,000      868,000     1,047,000
                                                           ----------    ----------    ---------    ----------
Cash and cash equivalents at end of period..............   $  868,000    $1,047,000    $ 813,000    $  630,000
                                                           ----------    ----------    ---------    ----------
                                                           ----------    ----------    ---------    ----------
Cash paid for:
     Interest...........................................   $  100,000    $  266,000    $ 100,000    $   80,000
                                                           ----------    ----------    ---------    ----------
                                                           ----------    ----------    ---------    ----------
     Income taxes.......................................   $       --    $    8,000    $      --    $       --
                                                           ----------    ----------    ---------    ----------
                                                           ----------    ----------    ---------    ----------




          See accompanying notes to consolidated financial statements.

                      SHOCHET HOLDING CORP. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       (UNAUDITED WITH RESPECT TO INFORMATION FOR THE NINE-MONTH PERIODS
                        ENDED OCTOBER 31, 1998 AND 1999)



1. BASIS OF PRESENTATION



     The consolidated financial statements include the activities of Shochet Holding Corp. and its subsidiary (the "Company"). The Company, a wholly owned subsidiary of Research Partners International, Inc. ("Research Partners"), is primarily engaged in providing discount securities brokerage and trading services for individuals through the Company's wholly owned subsidiary, Shochet Securities, Inc. ("Shochet Securities"), a broker-dealer registered with the Securities and Exchange Commission (the "SEC") and a member firm of the National Association of Securities Dealers, Inc. (the "NASD").



     In June 1999, the Company entered into a letter of intent with Gaines, Berland Inc. for the public sale of the Company's common stock. On November 30, 1999, in a corporate reorganization, the Company acquired all of the outstanding common stock of Shochet Securities from Research Partners in exchange for 1,200,000 shares of the Company's common stock. The acquisition was accounted for in a manner similar to a pooling of interests since both the Company and Shochet Securities were under common control. Accordingly, the financial statements of the Company include the combined financial condition, results of operations and cash flows of the Company and Shochet Securities. All significant intercompany accounts and transactions are eliminated in consolidation. Where appropriate, prior year amounts have been reclassified to conform to the current presentation.



     The financial statements conform with generally accepted accounting principles ("GAAP"). The preparation of financial statements in conformity with GAAP requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.



2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES



     Fair value of financial instruments



     Substantially all of the Company's financial assets and liabilities are carried at market or fair values or at amounts which approximate current fair value due to their short-term nature.

                      SHOCHET HOLDING CORP. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       (UNAUDITED WITH RESPECT TO INFORMATION FOR THE NINE-MONTH PERIODS
                 ENDED OCTOBER 31, 1998 AND 1999)--(CONTINUED)



2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)


   Cash and cash equivalents



     Cash equivalents are highly liquid securities with maturities of three months or less when purchased.



   Receivable from brokers and dealers



     Receivable from brokers and dealers consists primarily of amounts due from the Company's clearing organization, which provides clearing and depository services for brokerage transactions on a fully disclosed basis.



   Securities



     Securities transactions and the related revenues and expenses, including commission revenues and expenses, are recorded on a trade-date basis. Securities owned and securities sold, not yet purchased, consist primarily of equities and are stated at quoted market values. Unrealized gains and losses are included in other revenues.



   Depreciation and amortization



     Office furniture, equipment and leasehold improvements are stated at cost, net of accumulated depreciation and amortization of $185,000 at January 31, 1999, and $288,000 at October 31, 1999. Office furniture and equipment are depreciated using either an accelerated method or a straight-line method, where applicable, over their estimated useful lives. Leasehold improvements are amortized over the lesser of the life of the lease or estimated useful life of the improvement.



   Goodwill



     Goodwill primarily represents the excess of the purchase price paid by Research Partners over the Company's net assets acquired at November, 1995. The increase in goodwill during the year ended January 31, 1999 represents the purchase price paid by the Company for the business of Litwin Securities Inc. The goodwill is being amortized over 25 years on a straight line basis. Accumulated amortization was $217,000 at January 31, 1999 and $273,000 at October 31, 1999. Management reviews goodwill for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable.

                      SHOCHET HOLDING CORP. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       (UNAUDITED WITH RESPECT TO INFORMATION FOR THE NINE-MONTH PERIODS
                 ENDED OCTOBER 31, 1998 AND 1999)--(CONTINUED)



2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)


   Computer software costs



     The Company capitalizes the cost of any computer software developed or obtained for internal use. These costs are amortized over the estimated useful life of the software on a straight line basis in accordance with AICPA Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use".



   Stock-based compensation



     The Company uses the intrinsic value method to account for stock-based employee compensation plans. Under this method, compensation cost is recognized for stock option awards only if the quoted market price (or estimated fair market value of the stock prior to the stock becoming publicly traded) is greater than the amount the employee must pay to acquire the stock. Pro forma disclosures required by SFAS No. 123, Accounting for Stock-Based Compensation ("SFAS 123"), based on the fair value-based method are presented in note 8.



   Income Taxes



     Deferred income taxes are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts and existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using the enacted tax rates. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.



3. RELATED PARTY TRANSACTIONS



     (a) Payable to related parties consists of amounts due to Research Partners and other wholly owned subsidiaries of Research Partners.



     (b) In connection with the purchase of the Company by Research Partners, the Company entered into a subordinated loan agreement, which qualifies for net capital purposes, for $1,000,000 with Research Partners in April 1996. The rate of interest on the loan is 12%. The total interest expense included in other expenses resulting from an effective rate of interest on the loan of 13.7% was $137,000 and $145,000 for the years ended January 31, 1999 and 1998, respectively, and $103,000 for each of the nine month periods ended October 31,1999 and 1998. In August 1999, the Company entered into an additional subordinated loan agreement, which qualifies for net capital purposes, with Research Partners for $500,000. The rate of interest on the loan is 8%. The total interest expense

                      SHOCHET HOLDING CORP. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       (UNAUDITED WITH RESPECT TO INFORMATION FOR THE NINE-MONTH PERIODS
                 ENDED OCTOBER 31, 1998 AND 1999)--(CONTINUED)



3. RELATED PARTY TRANSACTIONS--(CONTINUED)


        included in other expenses was $7,000 for the nine months ended October
         31, 1999.



     (c) The Company paid a management fee of $283,000 and $228,000 to GKN Securities Corp., a wholly owned subsidiary of Research Partners, for the years ended January 31, 1999 and 1998, respectively, and $201,000 and $211,000 for the nine months ended October 31, 1999 and 1998, respectively. Of these amounts $55,000 was paid to GKN Securities Corp. by the discontinued On-site Day Trading segment for the year ended January 31, 1999 and $30,000 and $40,000 for the nine months ended October 31, 1999 and 1998, respectively. (see Note 11).



     (d) Professional fees includes fees for research services provided totaling $24,000 and $22,000 for the years ended January 31, 1999 and 1998, respectively, and $13,000 and $20,000 for the nine months ended
         October 31, 1999 and 1998, respectively, and were paid by the Company to Southeast Research Partners, Inc., formerly a wholly-owned subsidiary of Research Partners.



4. OFFICE FURNITURE, EQUIPMENT AND LEASEHOLD IMPROVEMENTS



     Office furniture, equipment and leasehold improvements, net consist of the following:



                                                                                       JANUARY
                                                                                         31,       OCTOBER 31,
                                                                                         1999         1999
                                                                                      ----------   -----------
Office furniture....................................................................  $  178,000    $ 178,000
Equipment...........................................................................     118,000      250,000
Computer software...................................................................          --       33,000
Leasehold improvements..............................................................     535,000      537,000
                                                                                      ----------    ---------
                                                                                         831,000      998,000
Accumulated depreciation and amortization...........................................    (185,000)    (288,000)
                                                                                      ----------    ---------
                                                                                      $  646,000    $ 710,000
                                                                                      ----------    ---------
                                                                                      ----------    ---------



5. COMMITMENTS AND CONTINGENCIES



     The Company leases office facilities and equipment under noncancelable operating leases. Certain leases have renewal options and clauses for escalation and operating cost

                      SHOCHET HOLDING CORP. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       (UNAUDITED WITH RESPECT TO INFORMATION FOR THE NINE-MONTH PERIODS
                 ENDED OCTOBER 31, 1998 AND 1999)--(CONTINUED)



5. COMMITMENTS AND CONTINGENCIES--(CONTINUED)


adjustments. At January 31, 1999, future minimum rental commitments under such leases were as follows for the fiscal years ending January 31:



2000......................................................................  $  315,000
2001......................................................................     279,000
2002......................................................................     265,000
2003......................................................................     247,000
2004......................................................................     176,000
Thereafter................................................................     254,000
                                                                            ----------
                                                                            $1,536,000
                                                                            ----------
                                                                            ----------



     Total rent expense was $434,000 and $298,000 for the years ended January 31, 1999 and 1998, respectively, and $309,000 and $326,000 for the nine months ended October 31, 1999 and 1998, respectively.



     The Company's broker-dealer subsidiary is involved in various other legal proceedings arising from its securities activities. Management believes that resolution of these proceedings will have no material adverse effect on the Company's consolidated financial position or results of operations.



6. EMPLOYEE BENEFITS



     The Company participates in a defined contribution 401(k) plan sponsored by Research Partners. The plan covers substantially all of the Company's employees meeting certain eligibility requirements. Prior to May 1, 1996, the Company's employees were covered by a separate 401(k) plan. The Company makes discretionary matching contributions to the plan annually, which amounted to $29,000 and $25,000 for the years ended January 31, 1999 and 1998, respectively, and $23,000 and $22,000 for nine month periods ended October 31, 1999 and 1998, respectively.

                      SHOCHET HOLDING CORP. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       (UNAUDITED WITH RESPECT TO INFORMATION FOR THE NINE-MONTH PERIODS
                 ENDED OCTOBER 31, 1998 AND 1999)--(CONTINUED)



7. INCOME TAXES



     The provision for income tax expense relating to continuing operations is as follows:



                                                                    YEAR ENDED       NINE MONTHS ENDED
                                                                    JANUARY 31,         OCTOBER 31,
                                                                 -----------------   -----------------
                                                                  1999      1998      1999      1998
                                                                 -------   -------   -------   -------
                                                                                        (UNAUDITED)
Current:
   Federal.....................................................  $21,000   $53,000   $    --   $16,000
   State and local.............................................    4,000     9,000        --     3,000
                                                                 -------   -------   -------   -------
                                                                  25,000    62,000        --    19,000
                                                                 -------   -------   -------   -------
Deferred:
   Federal.....................................................       --     7,000        --     1,000
   State and local.............................................       --     1,000        --        --
                                                                 -------   -------   -------   -------
                                                                      --     8,000        --     1,000
                                                                 -------   -------   -------   -------
                                                                 $25,000   $70,000   $    --   $20,000
                                                                 -------   -------   -------   -------
                                                                 -------   -------   -------   -------



     Deferred income taxes reflect temporary differences in the basis of the Company's assets and liabilities for income tax purposes and for financial reporting purposes, using current tax rates. These temporary differences result in taxable or deductible amounts in future years.



     Net deferred taxes at January 31, 1999 and October 31, 1999 are comprised as follows:



                                                                                             NINE MONTHS ENDED
                                                                          JANUARY 31, 1999   OCTOBER 31, 1999
                                                                          ----------------   -----------------
                                                                                                (UNAUDITED)
Gross deferred tax asset:
   Depreciation and amortization........................................     $   28,000          $  35,000
   Deferred rent........................................................         17,000             16,000
   Operating loss carryforward..........................................             --            199,000
   Other................................................................          3,000              4,000
                                                                             ----------          ---------
      Total gross deferred tax asset....................................         48,000            254,000
      Less: valuation allowance.........................................        (10,000)          (216,000)
                                                                             ----------          ---------
         Net deferred tax asset.........................................         38,000             38,000
                                                                             ----------          ---------
Gross deferred tax liability:
   Bonus and other......................................................        (38,000)           (38,000)
                                                                             ----------          ---------
Net deferred taxes......................................................     $       --          $      --
                                                                             ----------          ---------
                                                                             ----------          ---------



     Management believes that the valuation allowance is adequate as timing differences will reverse in the carryforward period.

                      SHOCHET HOLDING CORP. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       (UNAUDITED WITH RESPECT TO INFORMATION FOR THE NINE-MONTH PERIODS
                 ENDED OCTOBER 31, 1998 AND 1999)--(CONTINUED)



7. INCOME TAXES--(CONTINUED)


     The effective tax rates reflected in the consolidated financial statements differ from the statutory federal income tax rate as follows:



                                                                               YEAR ENDED                     NINE MONTHS ENDED
                                                                              JANUARY 31,                        OCTOBER 31,
                                                             ----------------------------------------------   -----------------
                                                                  1999                     1998                1999      1998
                                                             ----------------------   ---------------------   -------   -------
                                                                                                                 (UNAUDITED)
Statutory tax rate.........................................             34.0%                   34.0%            34.0%     34.0%
State and local taxes, net of federal tax benefit..........              2.5                     5.3               --      15.2
Change in valuation allowance and other....................            (11.9)                   18.1            (34.0)    104.6
                                                                    --------                 -------          -------   -------
Effective tax rate.........................................             24.6%                   57.4%              --%    153.8%
                                                                    --------                 -------          -------   -------
                                                                    --------                 -------          -------   -------



     The Company is included in Research Partners' consolidated federal and combined New York State and New York City income tax returns. Current and deferred income taxes are allocated to the Company on a stand-alone basis.



8. STOCK COMPENSATION PLAN



   Employee Incentive Plan



     The Company participates in Research Partners' 1991 Employee Incentive Plan (the "Plan") which provides for the issuance of stock, stock options and other stock purchase rights to executive officers, other key employees and consultants of Research Partners and its subsidiaries. Research Partners may grant options for up to five million shares of common stock under the Plan. The options may qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended. The exercise price of each option granted under the Plan is determined by Research Partners' Board of Directors at the time of grant. The exercise price of incentive stock options must be at least equal to the fair market value of Research Partners' stock on the date of grant. The exercise price of non-qualified options must be at least equal to 65% of the fair market value of Research Partners' stock on the date of grant. The vesting period is at least one year for all grants and incentive stock options have maximum terms of ten years and non-qualified options have maximum terms of 13 years.



     The Company has adopted the disclosure-only provisions of SFAS 123. Accordingly, no compensation cost has been recognized for stock options granted to employees of the Company under Plan. Had compensation cost been determined based on the fair value at the grant dates for stock option awards consistent with the method of SFAS 123, the

                      SHOCHET HOLDING CORP. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       (UNAUDITED WITH RESPECT TO INFORMATION FOR THE NINE-MONTH PERIODS
                 ENDED OCTOBER 31, 1998 AND 1999)--(CONTINUED)



8. STOCK COMPENSATION PLAN--(CONTINUED)


Company would have reported the following net (loss) income and earnings per share ("EPS"):



                                                           YEAR ENDED          NINE MONTHS ENDED
                                                           JANUARY 31,            OCTOBER 31,
                                                       -------------------   ---------------------
                                                         1999       1998       1999        1998
                                                       ---------   -------   ---------   ---------
                                                                                  (UNAUDITED)
Net (loss) income......................  As reported   $(327,000)  $52,000   $(644,000)  $(264,000)
                                         Pro forma
                                                       $(413,000)  $25,000   $(691,000)  $(279,000)
Basic EPS..............................  As reported   $   (0.27)  $  0.04   $   (0.54)  $   (0.22)
                                         Pro forma     $   (0.34)  $  0.02   $   (0.58)  $   (0.23)
Diluted EPS............................  As reported   $   (0.27)  $  0.04   $   (0.54)  $   (0.22)
                                         Pro forma     $   (0.34)  $  0.02   $   (0.58)  $   (0.23)



     In April 1998, Research Partners offered employees holding certain options having an exercise price of $4.50 to $6.00 the opportunity to convert their options into options for a fewer number of shares, but with a lower exercise price. Options for 2,000 shares were canceled and new options for 1,000 shares were granted to employees of the Company in the conversion.



     A summary of the status of the Company's participation in the Plan and changes during the periods then ended is presented below:



                                           JANUARY 31,                                   OCTOBER 31,
                            ------------------------------------------    ------------------------------------------
                                   1999                   1998                   1999                   1998
                            -------------------    -------------------    -------------------    -------------------
                                       WEIGHTED               WEIGHTED               WEIGHTED               WEIGHTED
                                       AVERAGE                AVERAGE                AVERAGE                AVERAGE
      STOCK OPTIONS         SHARES      PRICE      SHARES      PRICE      SHARES      PRICE      SHARES      PRICE
-------------------------   -------    --------    -------    --------    -------    --------    -------    --------
Outstanding at beginning
  of period..............    28,000     $ 6.00          --     $   --     126,000     $ 3.82      28,000     $ 6.00
Granted..................   101,000       3.28      29,000       6.00       3,000       3.69       1,000       3.13
Forfeited................    (1,000)      6.00      (1,000)      6.00     (51,000)      3.31      (1,000)      6.00
Swapped..................    (2,000)      6.00          --         --          --         --      (2,000)      6.00
Exercised................        --         --          --         --      (3,000)      3.25          --         --
                            -------     ------     -------     ------     -------     ------     -------     ------
Outstanding at end of
  period.................   126,000     $ 3.82      28,000     $ 6.00      75,000     $ 4.14      26,000     $ 5.90
                            -------     ------     -------     ------     -------     ------     -------     ------
                            -------     ------     -------     ------     -------     ------     -------     ------
Weighted-average fair
  value of options
  granted during the
  period.................               $ 1.75                 $ 3.13                 $ 2.11                 $ 1.69
                                        ------                 ------                 ------                 ------
                                        ------                 ------                 ------                 ------
Options exercisable at
  period-end.............      none                   none                 14,000                   none
                                                                          -------
                                                                          -------

                      SHOCHET HOLDING CORP. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       (UNAUDITED WITH RESPECT TO INFORMATION FOR THE NINE-MONTH PERIODS
                 ENDED OCTOBER 31, 1998 AND 1999)--(CONTINUED)



8. STOCK COMPENSATION PLAN--(CONTINUED)


     The fair value of the options was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions: dividend yield of 0%, expected volatility of 32%, risk-free interest rate of 6.0%, and an expected life of 10 years.



     The following table summarizes information about stock options outstanding at January 31, 1999:



                                                        OPTIONS OUTSTANDING
                                               -------------------------------------     OPTIONS EXERCISABLE
                                                             WEIGHTED-                 -----------------------
                                                              AVERAGE      WEIGHTED-                 WEIGHTED-
                                                             REMAINING     AVERAGE                   AVERAGE
                                                SHARES       CONTRACTUAL   EXERCISE     SHARES       EXERCISE
          RANGE OF EXERCISE PRICES             OUTSTANDING      LIFE        PRICE      EXERCISABLE    PRICES
---------------------------------------------  -----------   -----------   ---------   -----------   ---------
$3.125 to $3.3125............................    101,000     9.1 years       $3.28            --      $    --
$6.00........................................     25,000     8.1             $6.00            --           --
                                                 -------
                                                 126,000
                                                 -------
                                                 -------



   Stock award plan



     The Company's participates in Research Partners' 1996 Incentive Compensation Plan, which provides for a portion of annual incentive awards payable to executive management and business unit managers to be made in restricted shares of Research Partners' common stock. All awards are subject to a minimum three-year vesting period. The maximum number of shares which may be awarded under the plan is one million. As of January 31, 1999, less than 1,000 shares had been awarded to employees of the Company. The Company recognized no compensation expense for stock awards under this plan.



   Non-employee stock compensation



     Research Partners granted stock options to purchase 25,000 shares to the former owner of Shochet Securities on the date of Research Partners' initial public offering in accordance with the Shochet Securities purchase agreement. The fair value of the options, which was recorded as an adjustment to the purchase price, was estimated to be $36,000 on the date of grant using the Black-Scholes option-pricing model with the following assumptions: dividend yield of 0%, expected volatility of 27%, risk-free interest rate of 6.4%, and expected life of 2.5 years. All of the options were outstanding at January 31, 1999.



9. EARNINGS PER COMMON SHARE



     In March 1997, the FASB issued SFAS No. 128, Earnings per Share ("SFAS 128"). This statement changes the calculation and presentation of EPS. The new presentation consists of basic EPS, which includes no dilution and is computed by dividing net income by the weighted-average number of common shares outstanding for the period, and diluted

                      SHOCHET HOLDING CORP. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       (UNAUDITED WITH RESPECT TO INFORMATION FOR THE NINE-MONTH PERIODS
                 ENDED OCTOBER 31, 1998 AND 1999)--(CONTINUED)



9. EARNINGS PER COMMON SHARE--(CONTINUED)


EPS, which is similar to the previously disclosed fully diluted EPS. SFAS 128 will result in basic EPS results higher than EPS as calculated under the previous method. All earnings per share amounts for all periods have been presented, and where appropriate, restated to conform to the SFAS 128 requirements. The following table sets forth the computation of basic and diluted EPS:



                                                                               NINE MONTHS ENDED
                                                  YEAR ENDED JANUARY 31,         OCTOBER 31,
                                                  -----------------------   -----------------------
                                                     1999         1998         1999         1998
                                                  ----------   ----------   ----------   ----------
                                                                                  (UNAUDITED)
Numerator for basic and diluted EPS:
   Income (loss) from continuing operations.....  $   75,000   $   52,000   $ (149,000)  $    7,000
   Loss from discontinued operations............    (402,000)          --     (495,000)    (271,000)
                                                  ----------   ----------   ----------   ----------
   Net (loss) income............................  $ (327,000)  $   52,000   $ (644,000)  $ (264,000)
                                                  ----------   ----------   ----------   ----------
                                                  ----------   ----------   ----------   ----------
Denominator for basic EPS.......................   1,200,000    1,200,000    1,200,000    1,200,000
                                                  ----------   ----------   ----------   ----------
Denominator for diluted EPS.....................   1,200,000    1,200,000    1,200,000    1,200,000
                                                  ----------   ----------   ----------   ----------
                                                  ----------   ----------   ----------   ----------
Basic EPS from:
   Income from continuing operations............  $     0.06   $     0.04   $    (0.13)  $     0.01
                                                  ----------   ----------   ----------   ----------
                                                  ----------   ----------   ----------   ----------
   Loss from discontinued operations............  $    (0.33)  $       --   $    (0.41)  $    (0.23)
                                                  ----------   ----------   ----------   ----------
                                                  ----------   ----------   ----------   ----------
   Net (loss) income............................  $    (0.27)  $     0.04   $    (0.54)  $    (0.22)
                                                  ----------   ----------   ----------   ----------
                                                  ----------   ----------   ----------   ----------
Diluted EPS from:
   Income from continuing operations............  $     0.06   $     0.04   $    (0.13)  $     0.01
                                                  ----------   ----------   ----------   ----------
                                                  ----------   ----------   ----------   ----------
   Loss from discontinued operations............  $    (0.33)  $       --   $    (0.41)  $    (0.23)
                                                  ----------   ----------   ----------   ----------
                                                  ----------   ----------   ----------   ----------
   Net (loss) income............................  $    (0.27)  $     0.04   $    (0.54)  $    (0.22)
                                                  ----------   ----------   ----------   ----------
                                                  ----------   ----------   ----------   ----------




10. CONCENTRATION OF CREDIT RISK AND OFF-BALANCE SHEET RISK



     In the normal course of business, the Company's broker-dealer subsidiary executes securities transactions on behalf of customers through a clearing broker. The execution of these transactions includes the purchase and sale of securities, including the sale of securities not currently owned. These activities expose the Company to off-balance sheet risk in the event that customers fail to fulfill their contractual obligations and margin requirements are not sufficient to fully cover losses. The Company is obligated to its clearing broker for losses sustained from the Company's customers. Should a customer fail to deliver cash or securities as agreed, the Company may be required to purchase or sell securities at unfavorable market prices. The Company limits its risk by requiring customers

                      SHOCHET HOLDING CORP. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       (UNAUDITED WITH RESPECT TO INFORMATION FOR THE NINE-MONTH PERIODS
                 ENDED OCTOBER 31, 1998 AND 1999)--(CONTINUED)




10. CONCENTRATION OF CREDIT RISK AND OFF-BALANCE SHEET RISK--(CONTINUED)


to maintain margin collateral that is in compliance with regulatory and internal guidelines and by making credit inquiries when establishing customer relationships.



     Securities sold, not yet purchased, represent the Company's obligations to deliver specified securities at contracted prices. The Company is exposed to risk of loss if securities prices increase prior to closing the transactions.



11. NET CAPITAL REQUIREMENTS



     Shochet Securities is a registered broker-dealer with the SEC and a member firm of the NASD and, as such, is subject to the SEC's net capital rule, which requires the maintenance of minimum net capital.



     Shochet Securities computes net capital under the standard aggregate indebtedness method permitted by the net capital rule. At October 31, 1999, Shochet Securities had net capital of $496,000 and a net capital requirement of $100,000. Shochet Securities' ratio of aggregate indebtedness to net capital was
1.5 to 1.



12. DISCONTINUED OPERATION



     On July 31, 1999 (measurement date), the Company discontinued the operations of the On-site Day Trading division. Pursuant to Accounting Principles Board Opinion ("APB") No. 30, "Reporting the Results of Operations--Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," losses from this segment, net of tax effect, have been separately disclosed on the financial statements. Losses from this division are as follow:



                                                             JANUARY 31,             OCTOBER 31,
                                                        ---------------------   ---------------------
                                                          1999        1998        1999        1998
                                                        ---------   ---------   ---------   ---------
Loss from discontinued operations.....................  $ 534,000   $      --   $ 495,000   $ 353,000
Income tax benefit....................................   (132,000)         --          --     (82,000)
                                                        ---------   ---------   ---------   ---------
Net loss from discontinued operations.................  $ 402,000   $      --   $ 495,000   $ 271,000
                                                        ---------   ---------   ---------   ---------
                                                        ---------   ---------   ---------   ---------



13. LITIGATION



     In August 1999 Shochet Securities was found jointly and severally liable with respect to an arbitration claim by a former customer against Shochet Securities, a current employee and a former employee regarding unauthorized execution of transactions in the former customer's account and improper disbursements from the account during the period from June 1995 through November 1996. The former customer was awarded approximately $211,000 in compensatory and punitive damages, interest and costs. In November 1999, Shochet Securities agreed to pay $200,000 to settle the former customer's claim for

                      SHOCHET HOLDING CORP. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       (UNAUDITED WITH RESPECT TO INFORMATION FOR THE NINE-MONTH PERIODS
                 ENDED OCTOBER 31, 1998 AND 1999)--(CONTINUED)



13. LITIGATION--(CONTINUED)


attorney's fees. Research Partners paid an aggregate of $411,000 on behalf of Shochet Securities. Research Partners believes it has a claim against the former owners of Shochet Securities for indemnification of the amounts it has paid since it believes that most of the activity upon which the former customer's complaint was based occurred prior to Research Partners' acquisition of Shochet Securities. If Research Partners collects under this indemnification, it would reduce the amount Shochet Securities would be required to reimburse Research Partners.



     At October 31, 1999, management recorded a reserve against possible future losses from this settlement of $225,000. In November 1999, management decreased this reserve to $150,000 based on its current estimate of Shochet Securities' ultimate liability in this case.




14. SUBSEQUENT EVENTS


     In November 1999 the Company established the 1999 Performance Equity Plan. The plan authorizes the granting of awards of up to 350,000 shares of the Company's common stock to key employees, officers, directors and consultants. The Board of Directors determines the persons to whom awards will be granted, the number of awards to be granted and the specific terms of each grant. To date, the Company has entered into agreements with three employees to award a total of 108,000 options as of the date of the Company's public offering.

                                    [LOGO]

                              SHOCHET HOLDING CORP.



                        1,000,000 SHARES OF COMMON STOCK



                            ------------------------
                                   PROSPECTUS
                            ------------------------


     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. NEITHER SHOCHET HOLDING CORP. NOR ANY UNDERWRITER HAS AUTHORIZED ANYONE TO PROVIDE PROSPECTIVE INVESTORS WITH ANY DIFFERENT OR ADDITIONAL INFORMATION. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF THE DELIVERY OF THIS PROSPECTUS OR ANY SALE OF THESE SECURITIES.

     UNTIL             , 2000 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.



GAINES, BERLAND INC.                                    SHOCHET SECURITIES, INC.

                                    PART TWO
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The laws of the Delaware permit the indemnification of directors, employees, officers and agents of Delaware corporations. Our articles of incorporation and bylaws provide that we shall indemnify to the fullest extent permitted by Delaware law any person whom we indemnify under that law.

     The provisions of Delaware law that authorize indemnification do not eliminate the duty of care of a director. In appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available. In addition, each director will continue to be subject to liability for (a) violations of criminal laws, unless the director has reasonable cause to believe that his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (b) deriving an improper personal benefit from a transaction, (c) voting for or assenting to an unlawful distribution and (d) willful misconduct or conscious disregard for our best interests in a proceeding by or in our right to procure a judgment in its favor or in a proceeding by or in the right of a stockholder. The statute does not affect a director's responsibilities under any other law, such as the federal securities laws.

     The effect of the foregoing is to require us to indemnify our officers and directors for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he or she reasonably believed to be in or not contrary to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     Under the terms of our underwriting agreement, our directors and officers also are indemnified against certain civil liabilities that they may incur under the Securities Act of 1933.

     To the extent that we indemnify our management for liabilities arising under securities laws, we have been informed by the SEC that this indemnification is against public policy and is therefore unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses payable by us in connection with the distribution of the securities being registered are as follows:


SEC Registration and Filing Fee.................  $  2,993.76
NASD Fee........................................     1,634.21
Nasdaq SmallCap Fee.............................     6,000.00
Legal Fees and Expenses.........................   120,000.00
Accounting Fees and Expenses....................    75,000.00
Financial Printing and Engraving................    95,000.00
Blue Sky Fees and Expenses......................    50,000.00
Miscellaneous...................................     2,000.00
                                                  -----------
      Total.....................................  $352,628.00
                                                  -----------
                                                  -----------

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

     In November 1999, as part of a corporate reorganization into a holding company structure, Research Partners contributed all 200,000 issued and outstanding shares of Shochet Securities to Shochet Holding Corp. in exchange for 1,200,000 shares of common stock of Shochet Holding Corp. Inasmuch as this transaction did not involve any public offering, this transaction was exempt from registration within the meaning of Section 4(2) and Regulation D of the Securities Act of 1933.

ITEM 27. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.


EXHIBIT
  NO.     DESCRIPTION OF DOCUMENT
--------  --------------------------------------------------------------------------------------------------------
 1.1       --   Form of Underwriting Agreement
 2.1       --   Certificate of Incorporation of Shochet Holding Corp.*
 3.2       --   Certificate of Amendment of Shochet Holding Corp.*
 3.2(a)    --   Certificate of Amendment of Shochet Holding Corp.*
 3.3       --   Bylaws of Shochet Holding Corp.*
 3.4       --   Amendment No. 1 to Bylaws of Shochet Holding Corp.
 4.1       --   Specimen Common Stock Certificate
 4.2       --   Underwriter's Purchase Option
 5.1       --   Opinion of Atlas Pearlman, P.A.
10.1       --   1999 Performance Equity Plan*
10.2       --   Employment Agreement between Shochet Holding Corp. and Roger Gladstone
10.3       --   Employment Agreement between Shochet Holding Corp. and David Greenberg
10.4       --   Employment Agreement between Shochet Holding Corp. and Howard Landers
10.5       --   Intercompany Services Agreement between Research Partners International, Inc. and Shochet Holding
                Corp.
10.6       --   Clearing Agreement between Shochet Securities, Inc. and Schroder & Co., Inc.
10.7       --   Form of Option Agreement
21.1       --   Subsidiaries of Shochet Holding Corp.*
23.1       --   Consent of KPMG LLP
23.2       --   Consent of Atlas Pearlman, P.A. (Contained in Exhibit 5.1)
24.1       --   Powers of Attorney (included on signature page)*
27.1       --   Financial Data Schedule


------------------

    * Previously filed


ITEM 28. UNDERTAKINGS

     The undersigned issuer hereby undertakes to provide to the underwriters, the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters, to permit prompt delivery to each purchaser.

     The undersigned issuer also undertakes:

         (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

               (1) include any prospectus required by section 10(a)(3) of the Securities Act;

               (2) reflect in the prospectus any facts or events arising after the effective date of the registration statement;

               (3) include any additional or changed material information regarding the plan of distribution;

               (4) for determining liability under the Securities Act, we will treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering; and

               (5) file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         (b) As indemnification for liability arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant under the above provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by any director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         (c) We undertake:

               (1) For the purpose of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by us under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

               (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered in the prospectus and the offering of such securities at that time shall be deemed to be the initial bona fide offering of the securities.

                                   SIGNATURES


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM SB-2 AND AUTHORIZED THIS AMENDMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, HEREUNTO DULY AUTHORIZED, IN HALLANDALE, FLORIDA ON FEBRUARY 22, 2000.


                                          SHOCHET HOLDING CORP.

                                          By:       /s/ ROGER N. GLADSTONE
                                             -----------------------------------
                                                      Roger N. Gladstone
                                                        Chairman and
                                                   Chief Executive Officer
                                                (Principal Executive Officer)


                  SIGNATURE                                  TITLE                        DATE
---------------------------------------------  ---------------------------------  ---------------------
            /S/ROGER N. GLADSTONE
---------------------------------------------
                  Roger N. Gladstone           Chairman of the Board and           February 22, 2000
                                               Chief Executive Officer
             /S/DAVID GREENBERG*
---------------------------------------------
                    David Greenberg            President, Chief Operating          February 22, 2000
                                               Officer and Director, Principal
                                               Financial Officer and Principal
                                               Accounting Officer
            /S/HOWARD B. LANDERS*
---------------------------------------------
                   Howard B. Landers           Executive Vice President            February 22, 2000
                                               and Director
           /S/RICHARD Y. ROBERTS*
---------------------------------------------
                  Richard Y. Roberts           Director                            February 22, 2000

            /S/ JAMES I. KRANTZ*
---------------------------------------------
                     James I. Krantz           Director                            February 22, 2000

           /S/ JOHN P. MARGARITIS
---------------------------------------------
                     John Margaritis           Director                            February 22, 2000

            /S/ JOHN P. REYNOLDS
---------------------------------------------
                    John P. Reynolds           Director                            February 22, 2000

By: /s/ ROGER N. GLADSTONE
    -----------------------------------------
                 Roger N. Gladstone
                (Attorney-in-Fact)

                                 EXHIBIT INDEX


EXHIBIT
  NO.     DESCRIPTION OF DOCUMENT
--------  --------------------------------------------------------------------------------------------------------
 1.1       --   Form of Underwriting Agreement
 3.4       --   Amendment No. 1 to Bylaws of Shochet Holding Corp.
 4.1       --   Specimen Common Stock Certificate
 4.2       --   Underwriter's Purchase Option
 5.1       --   Opinion of Atlas Pearlman, P.A.
10.2       --   Employment Agreement between Shochet Holding Corp. and Roger Gladstone
10.3       --   Employment Agreement between Shochet Holding Corp. and David Greenberg
10.4       --   Employment Agreement between Shochet Holding Corp. and Howard Landers
10.5       --   Intercompany Services Agreement between Research Partners International, Inc. and Shochet Holding
                Corp.
10.6       --   Clearing Agreement between Shochet Securities, Inc. and Schroder & Co., Inc.
10.7       --   Form of Option Agreement
23.1       --   Consent of KPMG LLP
23.2       --   Consent of Atlas Pearlman, P.A. (Contained in Exhibit 5.1)
27.1       --   Financial Data Schedule


------------------